Exhibit 10.1

Agreement on the Sale and Transfer of Shares
relating to
Lana Labs GmbH

Parties
1. Karibu Capital UG (haftungsbeschränkt), a limited liability company under the laws of Germany, with registered office in Berlin, registered with the commercial register at the local court of Charlottenburg under HRB 176244 B,
- hereinafter “Seller 1” -
2. Thobai UG (haftungsbeschränkt), a limited liability company under the laws of Germany, with registered office in Berlin, registered with the commercial register at the local court of Charlottenburg under HRB 176259 B,
- hereinafter “Seller 2” -
3. Ramox UG (haftungsbeschränkt), a limited liability company under the laws of Germany, with registered office in Berlin, registered with the commercial register at the local court of Charlottenburg under HRB 176188 B,
- hereinafter “Seller 3” -
4. HPI Seed Fund GmbH, a limited liability company under the laws of Germany, with registered office in Potsdam, registered with the commercial register at the local court of Potsdam under HRB 28361 P,
- hereinafter “Seller 4” -
5. Capnamic Ventures Fund II GmbH & Co. KG, a limited liability company under the laws of Germany, with registered office in Cologne, registered with the commercial register at the local court of Cologne under HRA 32092,
- hereinafter “Seller 5” -
6. West Tech Ventures GmbH, a limited liability company under the laws of Germany, with registered office in Berlin, registered with the commercial register at the local court of Charlottenburg under HRB 149874 B,
- hereinafter “Seller 6” -
7. Kölpin Venture GmbH, a limited liability company under the laws of Germany, with registered office in Berlin, registered with the commercial register at the local court of Charlottenburg under HRB 142541 B,
- hereinafter “Seller 7” -
8. Main Incubator GmbH, a limited liability company under the laws of Germany, with registered office in Frankfurt a.M., registered with the commercial register at the local court of Frankfurt a.M. under HRB 97682,
- hereinafter “Seller 8” -

9. Bornschein & keine Töchter GmbH, a limited liability company under the laws of Germany, with registered office in Berlin, registered with the commercial register at the local court of Charlottenburg under HRB 168872 B,
- hereinafter “Seller 9” -
10. Wayra Deutschland GmbH, a limited liability company under the laws of Germany, with registered office in Munich, registered with the commercial register at the local court of Munich under HRB 199982,
- hereinafter “Seller 10” -
11. NEXTBLUE1-go Toshijigyo Yugen Sekinin Kumiai, incorporated under the laws of Japan, with its seat in Tokyo, registered in the commercial register of the legal affairs bureau Tokyo Minato branch under no. 1014-5.018606
- hereinafter “Seller 11” -
12. Dr. Thomas Lutterbeck (née Baier),
- hereinafter “Manager 1” -
13. Karina Buschsieweke,
- hereinafter “Manager 2” -
14. Dr. Rami-Habib Eid-Sabbagh,
- hereinafter “Manager 3” -
15. Dan Wucherpfennig,
- hereinafter “Manager 4” -
16. Appian Europe Ltd., a limited liability company under the laws of United Kingdom, with business address at 16 Great Queen Street, Covent Garden, London, WC2B 5AH England, registered with the UK Companies House under 5866355,
- hereinafter the “Purchaser” –
17. Appian Corporation, a corporation established under the laws of Delaware, with business address at 7950 Jones Branch Dr. McLean, VA 22102, United States
- hereinafter the “Purchaser’s Guarantor” –
- Seller 1 through Seller 11 hereinafter
individually a “Seller” and, collectively, the “Sellers” -
- Manager 1 through Manager 4 hereinafter
individually a “Manager” and, collectively, the “Manager(s)” -

- the Purchaser, the Purchaser’s Guarantor, the Sellers and the Managers hereinafter individually a “Party” and, collectively, the “Parties” -

Contents
Definitions. 8
Preliminary Remarks. 11
1     Facts. 11
2     Interpretations, Definitions. 12
3     Sale and Transfer of Shares, Sellers’ Representative. 14
4     Purchase Price, Debt, Cash, Working Capital Definitions. 15
5     Managers’ Equity Consideration. 18
6     Closing Date Payments, Holdback. 18
7     Closing, Right to Withdraw. 21
8     Pre-Closing Covenants. 26
9     Closing Date Financial Statements, Purchase Price Adjustment 27
10     Sellers’ Guarantees. 30
11     Remedies in Case of Breach. 52
12     Limitations of Sellers’ Liability, W&I Insurance. 53
13     Third Party Claims. 57
14     Tax Indemnity. 57
15     Further Indemnities. 61
16     Guarantees of Purchaser and Purchaser’s Guarantor and Covenants. 61
17     Post-Closing Covenants. 64
18     Restrictions on Transfers. 66
19     Public Announcements. 66
20     Confidentiality. 66
21     Notices to the Parties. 67
22     Costs. 68
23     Final Provisions. 68

Annexes

Annex 1.1	Shareholders’ List
Annex 1.3	Target’s Business Plan
Annex 2.3-1	Allocation of Key Employees Equity Consideration
Annex 2.3-2	Restricted Stock Agreement
Annex 3.3	Waivers and Consents
Annex 3.4	Sellers’ addresses
Annex 4.1.4	VESOP-Compensation
Annex 3.4.3	Sellers’ Agreement
Annex 4.3	Estimated Purchase Price
Annex 5.2	Restricted Stock Agreement Managers
Annex 5.3	Vesting scheme applying during the Vesting Term
Annex 6.1.1-1	Allocation of Cash Consideration
Annex 6.1.1-2	Holdback Agreement
Annex 6.5.1	Allocation Holdback amongst Sellers
Annex 7.1.1a)	Resignation letters Managers
Annex 7.1.1b)-1	New Employment Agreements Managers
Annex 7.1.1b)-2	Shareholders’ Resolution re Termination
Annex 7.1.1c)	Resignation letters Advisory Board
Annex 7.3.1b)	Shareholders’ resolution on capital contribution
Annex 7.3.1c)-1	List of Beneficiaries under the VESOP
Annex 7.3.1c)-2	Settlement Agreement VESOP
Annex 7.3.1e)	Termination of the shareholders’ agreement
Annex 7.3.1f)	Sellers' PoA
Annex 7.3.1i)	Bring Down Title
Annex 7.3.1j)	Bring Down Business
Annex 7.4	Closing Memorandum
Annex 10.5.1	Financial Statements
Annex 10.6.2	Bank Accounts
Annex 10.9.1	Intellectual Property Rights
Annex 10.9.2	Domain Names
Annex 10.9.4	Obligations in relation to Intellectual Property Rights
Annex 10.9.14	Restricted Intellectual Property Rights
Annex 10.9.21	Disclosure of the Target´s source code
Annex 10.10.2	Validity of licences
Annex 10.10.6	Open Source Software
Annex 10.10.8	Hosting Providers
Annex 10.11.1	Service Contracts
Annex 10.11.2	List of Employees

Annex 10.11.3	Third-party Personnel
Annex 10.11.4	Employee’s Violations
Annex 10.11.5	Obligations to employees
Annex 10.11.7	Benefit Plans
Annex 10.11.8	Post-Contractual Non-Compete Obligations
Annex 10.11.12	Works Customs
Annex 10.11.14	Employee rights
Annex 10.12.1	Retirement Benefit Arrangements
Annex 10.13.1	Material Agreements
Annex 10.14.1	List of Suppliers and Customers
Annex 10.14.2	Agreements with suppliers and customers
Annex 10.15.1	Related Party Transactions
Annex 10.15.2	Interest in Target
Annex 10.16.4	Compliancy with Data Privacy
Annex 10.16.8	Data processing agreements
Annex 10.18	List of Insurance Policies
Annex 10.23	Brokerage
Annex 10.24	MD5 Hash Value

Definitions

Affiliate, 12
Agreement, 11
Applicable Law, 12
Assets, 34
Best Knowledge, 30
BGB, 21
Binding Closing Date Financial Statements, 28
Binding Closing Date Statement, 28
Breach, 52
Bring Down Business, 23
Business, 11
Business Day, 12
Business Guarantors, 30
Business Warranties, 30
Cap, 54
Cash, 16
Claim, 52
Claim Notice, 52
Closing, 20
Closing Actions, 22
Closing Conditions, 20
Closing Date, 22
Closing Date Financial Statements, 27
Closing Date Statement, 27
Closing Memorandum, 23

Competing Business, 64
Confidential Information, 65
Damages, 52
Data Room, 51
De Minimis Amount, 54
Debt, 16
Effective Date, 14
Employee(s), 12
Estimated Cash Purchase Price, 18
Estimated Purchase Price, 17
Excess Amount, 29
Exemption Amount, 54
Expert, 28
Expert Decision, 29
Fairly Disclosed, 51
Financial Statements, 33
GDPR, 46
Governmental Authority, 12
HGB, 28
Holdback, 18
Holdback Agreement, 18
Indemnifiable Tax, 57
Information Technology, 38
Intellectual Property Rights, 35
Judgment, 48
Key Employees, 12

Legal Proceedings, 48
Manager 1, 3
Manager 2, 3
Manager 3, 3
Manager 4, 3
Manager Equity Consideration, 18
Manager(s), 4
Material Adverse Change, 24
Material Agreements, 43
Notice, 66
Objections, 28
Open Source Software, 39
Ordinary Course of Business, 25
Parties, 4
Paying Agent, 15
Permits, 49
Personal Information, 45
Pre-Closing Contribution Payment, 22
Privacy Laws, 45
Process Mining, 11
Purchase Price, 16
Purchaser, 3
Purchaser’s Guarantor, 3
Related Party, 13
Related Party Transactions, 45
Retirement Benefit Arrangements, 42

RSU Agreement, 18
Securities Financial Information, 63
Seller 1, 2
Seller 10, 3
Seller 11, 3
Seller 2, 2
Seller 3, 2
Seller 4, 2
Seller 5, 2
Seller 6, 2
Seller 7, 2
Seller 8, 2
Seller 9, 2
Seller(s), 3
Sellers' PoA, 23
Sellers’ Account, 19
Sellers’ Agreement, 15
Sellers’ Representative, 14
Shareholders’ List, 11
Shares, 11
Shortfall Amount, 29
Signing Date, 25
Sold Shares, 13
Target, 11
Target Working Capital, 15
Tax, 57

Tax Benefit, 57
Tax Indemnification Claim, 58
Tax Refund, 57
Taxes, 57
Taxing Authority, 58
Third Party Claim, 56
Threshold, 54
Title Warranties, 30
Transaction, 11
Uninsured Warranties, 30
UStG, 20
VAT, 12
VESOP-Beneficiaries, 22
VESOP-Compensation, 16
VESOP-Settlement Agreement, 22
Vesting Term, 18
W&I Insurance, 55
Warranties, 30
Warranty, 30
Working Capital, 16
Working Capital Deviation, 15
ZPO, 29

Preliminary Remarks
1 Facts
1.1 Sellers hold all shares (Geschäftsanteile) in Lana Labs GmbH, a limited liability company incorporated and established under the laws of Germany with registered seat in Berlin, Germany, registered with the commercial register at the local court of Charlottenburg, Germany, under HRB 177930 B (“Target”), as shown in the shareholders’ list (Gesellschafterliste) of Target filed with the commercial register dated 28 July 2021, a copy of which is attached hereto as Annex 1.1, (“Shareholders’ List”).
1.2 The nominal share capital (Stammkapital) of Target amounts to EUR 50,598.00 (in words: Euro fifty-thousand five-hundred ninety-eight) and is divided into 50,598 (in words: fifty-thousand five-hundred ninety-eight)) shares as set forth in the Shareholders’ List (“Shares”).
1.3 Target is active in the development, operation and distribution of software related to Process Mining (“Business”). “Process Mining” shall mean the visualisation and analysis of business processes based on event logs using algorithms and mathematical methods. A copy of Target’s business plan for the fiscal years 2021 et seqq. is attached hereto as Annex 1.3.
1.4 Purchaser is a limited liability company under the laws of United Kingdom, registered with the UK Companies House and a subsidiary of the Purchaser´s Guarantor.
1.5 Purchaser’s Guarantor is a corporation established under the laws of Delaware and registered with the State of Delaware.
1.6 Sellers intend to sell and transfer their respective Shares to Purchaser and Purchaser intends to purchase and accept the transfers of such Shares (“Transaction”), in each case on and subject to the terms of this agreement (“Agreement”).
NOW, THEREFORE, the Parties agree as follows:

2 Interpretations, Definitions
2.1 Any English language terms to which a German translation has been added in parentheses shall be interpreted throughout the Agreement within the meaning transferred to the English language terms by the German translation.
2.2 References to "costs" and/or "expenses" incurred by a Party shall not include any amount in respect of value added tax (“VAT”), provided that the Party or, if relevant, any other member of the VAT group to which the Party belongs is entitled to claim input tax (Vorsteuerabzug) for such VAT either as a Tax credit or Tax refund.

2.3 In this Agreement, except where the context requires a different interpretation, the words and expressions set out below have the following meanings:

Affiliate	shall mean any related (verbundene) person within the meaning of §§ 15 et seq. German Stock Corporation Code (Aktiengesetz, "AktG").
Applicable Law
shall mean any laws (Gesetze im materiellen Sinne) within the meaning of Article 2 of the Introductory Law to the German Civil Code (Einführungsgesetz zum Bürgerlichen Gesetzbuch) or the comparable concept of the relevant foreign jurisdiction.

Business Day	shall mean a day on which banks are open for business in Berlin, Germany.
Employee(s)	shall mean any employee (Mitarbeiter), including apprentices (Auszubildende).
Governmental Authority	shall mean any domestic or foreign court (Gericht), arbitration tribunal (Schiedsgericht) or public authority (Behörde), including any public bodies (Körperschaften des öffentlichen Rechts).
Key Employees	shall mean all non-student employees of the Target.
Key Employees Equity Consideration	shall mean a number of Appian Standard RSUs equal to a gross amount of USD 1,600,000.00 (in words: US dollars one million six hundred thousand), equal to EUR 1,344,537.82 based on an agreed exchange rate of USD 1.19 = EUR 1.00, to be issued to persons who are Key Employees at the time of issuance, subject to the conclusion of an RSU Agreement that shall also contain an indemnification provision pursuant to which each Key Employee shall indemnify and hold harmless the Purchaser or, at the discretion of the Purchaser, the Company from and against any withholding Taxes (e.g. wage taxes or social security contributions) arising in conjunction with or due to the fulfilment of the Key Employees Equity Consideration.

Related Party
shall mean any direct or indirect shareholder, any Affiliate, any related person (nahe stehende Person) within the meaning of § 1 (2) of the German Foreign Tax Code (Außensteuergesetz) or § 138 of the German Insolvency Code (Insolvenzordnung) and any relative (Angehöriger) within the meaning of § 15 of the German Tax Code (Abgabenordnung).

Sold Shares	shall mean the Shares being sold and transferred under this Agreement.

3 Sale and Transfer of Shares, Sellers’ Representative
3.1 Sale and Transfer of Shares
3.1.1 Upon the terms and subject to the conditions of this Agreement and with economic effect (mit wirtschaftlicher Wirkung) as of the Effective Date, each Seller hereby sells (verkauft) its respective Shares as set forth in the Shareholders’ List, in any event all Shares held by the respective Seller, to Purchaser and Purchaser hereby accepts all such sales.
3.1.2 Each Seller hereby transfers (tritt ab) its Shares as set out under Section 3.1.1, subject to the condition precedent of the (i) payment of the Estimated Cash Purchase Price in accordance with section 6.1.1 and (ii) approval the issuance of the Managers’ Equity Consideration in accordance with section 6.1.2 its respective Shares to Purchaser and Purchaser hereby accepts such transfers.
3.2 Effective Date
The Shares which are sold by the Sellers hereunder are in each case sold to the Purchaser with economic effect as of the Closing, 0:00 CET (such date “Effective Date”), with all rights and obligations pertaining thereto as of the Effective Date, including the right to receive dividends and other profit distributions for the current fiscal year and for former fiscal years, in each case to the extent not distributed prior to or on the Effective Date.
3.3 Waivers and Consents
The Sellers hereby waive all mutual rights they may have under the articles of association (Satzung) of Target or under any shareholders’ agreement with respect to the sale and transfer of the Shares as set out in this Agreement and unanimously consent to the Transaction in a shareholders’ resolution as attached hereto as Annex 3.3-(1). The Target has waived any such rights by waiver declaration attached as Annex 3.3-(2).
3.4 Sellers’ Representative / Paying Agent / Sellers’ Agreement
3.4.1 Sellers hereby jointly authorize and instruct Seller 8 (Main Incubator GmbH) to act as fully authorized representative of all Sellers under and in connection with this Agreement (“Sellers’ Representative”). The Sellers shall be obliged to maintain such authorization subject to the terms and conditions of the Sellers’ Agreement until at least sixty (60) months after the Closing Date. Sellers’ Representative shall be entitled and obliged to receive any declaration on behalf of any and all Sellers (Empfangsbevollmächtigter) under this Agreement and shall notify the Sellers of any notification it receives from the Purchaser under this Agreement to the address listed in Annex 3.4 (or such other address as notified to Sellers’ Representative).
The Sellers’ Representative will act for each Seller appointing the Sellers’ Representative on all of the matters set forth in this Agreement and in the course of this Transaction upon the instruction and in the best interest of the relevant Seller(s). The Purchaser can fully rely on the authorization of Sellers’ Representatives without any obligation to investigate. The Parties acknowledge and agree, that the Sellers’ Representative shall not be liable for any act or omission of a Seller or group of Sellers under this Agreement. The Sellers’ Representative shall be entitled to disclose any information and documents received or to be received under this Agreement to each Seller.
3.4.2 Sellers hereby jointly authorize and instruct Seller 1 (Karibu Capital UG (haftungsbeschränkt)) to act as fully authorized paying agent of all Sellers under and in connection with this Agreement (“Paying Agent”). Paying Agent shall be entitled and obliged to receive any payments on behalf of any and all Sellers (Empfangsbevollmächtigter) under this Agreement and shall notify the Sellers of any payments it receives from the Purchaser under this Agreement to the address listed in Annex 3.4 (or such other address as notified to Paying Agent).
3.4.3 The relationship among Sellers, Sellers’ Representative and Paying Agent, including the rights and obligations of the Sellers’ Representative and the Paying Agent respectively, shall be governed by a sellers’ agreement in the form attached hereto as Annex 3.4.3 (“Sellers’ Agreement”). The Sellers’ Agreement shall form an integral part of this Agreement and the Managers shall procure that the Target shall also enter into the Sellers’ Agreement together with all Sellers, the Sellers’ Agent and the Paying Agent immediately following the signing of this Agreement. All Sellers, by waiving all legal requirements for the calling and holding of a shareholders’ meeting in Target hereby unanimously resolve to authorize Manager 4 by express exemption from the restrictions set forth in Sec. 181 German Civil Code and by granting him sole power of representation for this task, to sign the Sellers’ Agreement on behalf of the Company.
4 Purchase Price, Debt, Cash, Working Capital Definitions
4.1 The purchase price (including Manager Equity Consideration, Key Employees Equity Consideration and VESOP-Compensation) for all Shares shall be the aggregate amount of EUR 29,075,630.25 (in words: Euro twenty-nine million seventy-five thousand six-hundred thirty and Cent twenty-five),
4.1.1 minus Debt;
4.1.2 plus Cash;
4.1.3 minus or plus the amount by which the Working Capital falls short of or exceeds the Target Working Capital (“Working Capital Deviation”; “Target Working Capital“ shall mean an amount of minus EUR 478,019 (in words: Euro four-hundred seventy-eight thousand nineteen);
in each case of Section 4.1.1 to 4.1.3 of Target; and
4.1.4 minus the aggregate amount all VESOP-Beneficiaries are entitled to receive as set forth in Annex 4.1.4(“VESOP-Compensation”);
(the amount as calculated according to Sections 4.1, 4.1.1, 4.1.2, 4.1.3 and 4.1.4 the “Purchase Price”).

4.2 Debt, Cash and Working Capital shall be defined as follows, in each case with the amounts as determined in the Closing Date Financial Statements:
a) “Debt” shall mean:
aa) all interest-bearing liabilities of Target, in particular owed by Target to
-     banks or other financial institutions; or
-     a Seller or Affiliates of a Seller,
in each case including loans, overdrafts, bonds and promissory notes, together with any accrued interest thereon as well as prepayment penalties and similar obligations;
bb) leasing liabilities which must be included in the Closing Date Financial Statements as a liability of Target in the amount of the cash value thereof;
cc) provisions for pensions and similar liabilities of Target;
dd) provisions for personnel expenses and any settlement payments owed to any former Employees, in particular the settlement payment owed to Nicole Becker;
ee) overdue salaries and bonuses associated with performance prior to the Closing, wage tax payments and social security contributions of Target;
ff) overdue trade payables and deferred commissions for sales of Target's Intellectual Property Rights; and
b) “Cash” shall mean cash on hand, balances on accounts with banks and checks.
c) “Working Capital” shall mean:
aa) the aggregate amount of
- inventories;
- trade receivables;
- receivables due from Sellers and Affiliates of Sellers;
- other receivables but except for the receivables resulting from the envisaged shareholder resolution as provided for under Section 7.3.1b); and
- deferred expenses and accrued income;
minus
bb) the aggregate amount of
- liabilities and provisions for Taxes;
- other accruals;

- prepayments received;
- trade payables;
- other liabilities; and
- deferred income and accrued expenses.
d) It is agreed that no item shall be accounted for more than once within Cash, Debt and Working Capital. Debt, Cash, Working Capital and Working Capital Deviation shall be calculated and determined according to Section 9 as of the Effective Date.
It is agreed that the payment into the Target’s capital reserves and the respective resolution as per Section 7.3.1b) as well as the fee split regarding the W&I Insurance as per Section 12.8.2 shall not affect the (calculation of the) (Estimated) Purchase Price.
4.3 The estimated amount of the Purchase Price as of the Closing Date (“Estimated Purchase Price”) is an amount of EUR 27,934,179.21 (in words: Euro twenty-seven million nine-hundred thirty-four thousand one-hundred seventy-nine and twenty-one Euro cents). A sample calculation of the Estimated Purchase Price, including the estimated amount of Cash, Debt, Working Capital is attached as Annex 4.3.
5 Managers’ Equity Consideration
5.1 Out of the Purchase Price, each Manager shall be entitled to a variable and deferred gross payment of USD 500,000.00 (in words: US dollars five hundred thousand), equal to EUR 420,168.07 based on the agreed exchange rate of USD 1.19 = EUR 1.00 (each a “Manager Equity Consideration ”).
5.2 Each Manager Equity Consideration shall be fulfilled through the issuance and transfer of Appian Standard RSUs subject to the conclusion of a standard restricted stock agreement as Annex 5.2 (“RSU Agreement”). Each Manager shall indemnify and hold harmless the Purchaser or, at the discretion of the Purchaser, the Company from and against any withholding Taxes (e.g. wage taxes or social security contributions) arising in conjunction with or due to the fulfilment of the Manager Equity Consideration.
5.3 Each Manager’s Appian Standard RSU shall be subject to a linear vesting over 48 months starting August 05, 2021 (“Vesting Term”) and shall be calculated on an annual basis (i.e. 25% shall be vested on August 05, 2022, further 25% on August 05, 2023, further 25% on August 05, 2024 and the remaining 25% on August 05, 2025) as more specifically set forth in the RSU Agreement.
5.4 In case the Appian Standard RSU will not be issued to the Managers at the Closing Date but at a later stage, the Managers shall still receive a four-year vesting, start date as of August 5, 2021 for the Appian Standard RSU’s. Further, when the RSU shall be issued to the Managers they shall be deemed to have the economic value or strike price respectively as they would have had if they had been issued at the Signing Date.
6 Closing Date Payments, Holdback
6.1 On the Closing Date, Purchaser shall
6.1.1 pay the Estimated Purchase Price less (i) the Key Employees Equity Consideration and (ii) the Manager Equity Consideration (the “Estimated Cash Purchase Price”) to Sellers as allocated in Annex 6.1.1-1, while (aa) 10

% (in words: ten percent) of the Estimated Purchase Price, which is allocated to and to be paid to Sellers 1 through Seller 3, shall be held back (“Holdback”), in accordance with the terms and conditions of the holdback agreement (“Holdback Agreement”) as attached hereto as Annex 6.1.1-2 and (bb) an amount of EUR 63,025.21 in accordance with the cost split of the W&I insurance in accordance with section 12.8.2 shall be deducted;
6.1.2 approve the issuance of the Managers’ Equity Consideration to each of the Managers as set forth in Section 5 as a gross amount, whereas in each case the issuance shall be net of any withholding Taxes in accordance with the RSU Agreement;
6.1.3 make – on behalf and for the account of the Seller 1, Seller 2 and Seller 3 – the Pre-Closing Contribution Payment into the Target’s capital reserves as resolved upon by the Sellers under Section 7.3.1b).
6.2 Unless otherwise notified in due course by the Party receiving a payment, payments under the Agreement shall be made to the following bank accounts:
6.2.1 Payments to Sellers:
Account holder:     Paying Agent
Bank:     [intentionally omitted]
IBAN:
BIC:
(“Sellers’ Account”), while any payment by Purchaser to Sellers’ Account shall be full performance of Purchaser’s payment obligation in relation to all Sellers, and shall have discharging effect (schuldbefreiende Wirkung) for Purchaser towards all Sellers.
6.2.2 Payments to Purchaser:
Account holder:     Appian Europe Ltd.
Bank:     [intentionally omitted]
IBAN:
BIC:
6.3 Except for payments which will be fulfilled through the issuance and transfer of Appian Standard RSUs, all payments owed by either Party under the Agreement shall be made in EUR currency by irrevocable wire transfer in immediately available funds. Immediately upon irrevocable receipt of any payment, the receiving Party shall confirm such receipt to the paying Party. The Purchaser shall have the right to deduct and withhold Taxes from any payments to be made hereunder if and to the extent required by Applicable Law and such withheld amounts shall be treated as being paid to the respective payee.
6.4 The Parties assume that the Transaction is either not subject to VAT (nicht umsatzsteuerbar) or exempt from VAT (umsatzsteuerfrei). Sellers shall not waive any VAT exemption in relation to the Transaction (it being understood that, in case a Seller waives any VAT exemption, the respective VAT shall be borne by the respective Seller solely). If the competent fiscal authorities either for Purchaser or Sellers determine that – contrary to the assumption of the Parties and despite the fact that none of the Sellers has waived any VAT exemption – the

Transaction is either entirely or partly taxable for VAT purposes, and impose VAT on the Sellers and the VAT assessment notice becomes incontestable, each Party shall inform the respective other Party thereof without undue delay. In such case, Sellers shall procure that Purchaser is furnished with an invoice in accordance with the relevant provisions of the German VAT Act (Umsatzsteuergesetz “UStG”) within ten (10) Business Days following the month of receipt of the binding assessment note and Purchaser shall pay to Sellers within ten (10) Business Days after receipt of such invoice the respective VAT amount if and to the extent Purchaser can deduct such VAT amount as input VAT (Vorsteuer). Sellers agrees to support Buyer with any reasonable information and documentation necessary to realize any VAT refund. The Purchaser is not obliged to pay any VAT on the Transaction to the Sellers if and to the extent (i) any of the Sellers has waived any VAT exemption or (ii) the respective VAT is owed by the Purchaser under the reverse charge regime (Steuerschuldnerschaft des Leistungsempfängers).
6.5 Use and Release of Holdback
6.5.1 The Holdback shall serve as a collateral for any claims of Purchaser against Seller 1 through Seller 3 under the Agreement in the amount allocated to Seller 1 through Seller 3 as more specifically set forth in Annex 6.5.1.
6.5.2 The Holdback shall be released via the Paying Agent to Seller 1 through Seller 3 as follows:
a) an amount equal to 25% of the Holdback shall be released within two months following the establishment of the Target’s annual financial statements for the fiscal year 2021, however on October 31, 2022 the latest; and
b) the remaining amount of the Holdback, i.e. 75%, shall be released on the second anniversary of the Closing Date each of lit. a) and lit. b) in accordance with the terms and conditions of the Holdback Agreement.
7 Closing, Right to Withdraw
7.1 Closing Conditions
7.1.1 The obligation of the Parties to take the Closing Actions and, thus, to complete the Transaction(“Closing”), shall be subject to the satisfaction of the following conditions precedent (“Closing Conditions”):
a) All Managers have resigned from their office as managing directors of the Target effective as of the registration of such resignation with the competent commercial register by resignation declaration, a sample draft of which is attached hereto as Annex 7.1.1a);
b) All Managers have terminated their current service agreements with Target and signed new employment agreements on behalf of the Target as well as on their own behalf, subject to the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch, “BGB” which shall include non-competition and non-solicitation clauses, in form and substance substantially satisfactory to Purchaser, drafts of which are attached hereto as Annex 7.1.1b)-1, and all Sellers have passed a shareholders’ resolution in which they (i) unanimously consented to the termination of the current service agreements and (ii) expressly granted authorization to an individual to execute the termination, a sample draft of which is attached hereto as Annex 7.1.1b)-2;
c) All members of Target’s advisory board (Beiratsmitglieder), including observers, have signed resignation letters and releases in favour of Target, its successors, subsidiaries, directors, officers and Employees, each with effect as of Closing, a sample draft of which is attached hereto as Annex 7.1.1c); and

d) Seller 11 has delivered to Purchaser a copy of an extract from the relevant register of commerce in respect of such Seller; Seller 10 (Wayra Deutschland GmbH) has waived its additional participation right under Section 6 of the convertible note dated October 7, 2020 (Deed-Roll no. 2338/2020 of the notary Dr. Michael Bohrer); Seller 11 (NEXTBLUE1-go Toshijigyo Yugen Sekinin Kumiai) has waived its pro rata right under the side letter to the convertible note dated November 30, 2020. Seller 10 and Seller 11 have delivered to the acting notary the originals of the powers of attorney on the basis of which this Agreement is signed.
7.1.2 Each Party shall use its best efforts to ensure the satisfaction of the Closing Conditions. As soon as a Party becomes aware that a Closing Condition has been satisfied or that any circumstances are reasonably expected to hinder the satisfaction of any Closing Condition, such Party shall immediately notify all other Parties thereof, while notification by Purchaser of the Sellers’ Representative shall be deemed as notification by Purchaser of all Sellers.
7.1.3 Purchaser may in its sole discretion waive the Closing Conditions set forth in Section 7.1.1a) through Section 7.1.1d) by written declaration to Sellers’ Representative. Sellers and Managers, as the case may be, hereby irrevocably accept any such waiver (if any).
7.2 Closing Date
The Closing, i.e. the actual date and time at which the transfer of Shares becomes effective, shall take place virtually or upon the joint request of Purchaser and Sellers’ Representative at the offices of Osborne Clarke in Berlin, Schinkelplatz 5, 10117 Berlin, Germany at 10:00 hours in Berlin, Germany, on August 11, 2021, however, at the earliest on the Business Day after the day on which all Closing Conditions have been fulfilled or waived, or at such other date, time and place Sellers’ Representative and Purchaser may mutually agree upon in writing or via email (“Closing Date”).
7.3 Closing Actions
7.3.1 On the Closing Date, Sellers’ Representative and Purchaser shall take the following actions simultaneously (Zug um Zug) (“Closing Actions”), whereby each Closing Action shall only be deemed to have been carried out and become effective between the Parties once all Closing Actions have been carried out or waived (as the case may be):
a) Purchaser shall make the payments and declarations set forth in Section 6.1.1 through 6.1.2;
b) Sellers’ Representative shall provide the Purchaser with a duly passed shareholders’ resolution on the payment of a capital contribution in the amount of EUR 800,000.00 (in words: Euros eight hundred thousand) into the Target’s capital reserves to be made by the Seller 1, Seller 2 and Seller 3 prior to the Closing Date, a draft of which is attached as Annex 7.3.1b) (“Pre-Closing Contribution Payment””):
c) Purchaser shall make the payments and declarations set forth in Section 6.1.3;
d) Sellers’ Representative shall deliver to Purchaser settlement agreements to be entered into by the Target and each of the beneficiaries listed in Annex 7.3.1d)-1 (“VESOP-Beneficiaries”, with a full and final release in favour of Target and Purchaser subject to the receipt of the VESOP-Compensation by each VESOP-Beneficiary, in form attached as a draft as Annex 7.3.1d)-2 (“VESOP-Settlement Agreement”); Purchaser shall accept, and Sellers’ Representative shall be entitled to deliver, VESOP-Settlement Agreements executed via Docusign and/or otherwise signed electronically, which shall be deemed full performance of this Closing Action;

e) Sellers’ Representative shall deliver to Purchaser an agreement entered into among Sellers and the Target regarding the waiver of rights and termination of the current shareholders’ agreement dated December 20, 2017 (deed no. S 1491/2017 of the notary Dr. Andreas Schwennicke, Berlin) as amended by the amendment agreement dated January 15, 2019 (deed no. S 38/2019 of the notary Dr. Andreas Schwennicke, Berlin) and all other shareholders’ agreements in respect of Target substantially in the form attached hereto as Annex 7.3.1e);
f) Sellers’ Representative shall deliver to Purchaser executed powers of attorney of each Seller substantially in the form attached hereto as Annex 7.3.1f) (“Sellers' PoA”), such Seller’s PoA to grant to Purchaser the unrestricted and irrevocable power of attorney, with exemption from the restrictions of Section 181 BGB) – to the extent legally permitted – and with the right to grant sub-power of attorney, to exercise all shareholder rights in full and without restriction, in particular to adopt shareholder resolutions, including amendments to the articles of association of Target effective as from the Closing Date. It is acknowledged and agreed among the Parties, that Seller 10 is not permitted to grant exemption from the restrictions of Section 181 BGB, and the Closing Action of this Section 7.3.1f) shall be deemed properly fulfilled, if the Sellers’ Representative provides the Sellers’ PoA issued by Seller 10 without such exemption. Each Seller’s PoA shall expire upon the entry of the updated list of shareholders, which shows Purchaser as shareholder of the Sold Shares in the commercial register of Target;
g) Sellers and Purchaser shall execute the Holdback Agreement;
h) Sellers’ Representative shall provide evidence satisfactory to Purchaser that Diana Halliday and Annie Murphy have been provided with all powers of attorney for the Target’s bank accounts that allow the operation of such bank accounts by Purchaser;
i) Sellers 1 through, and including, Sellers and all Managers shall deliver to Purchaser the bring down certificate regarding Business Warranties signed by Seller 1 through, and including, Sellers as requested by W&I Insurance (“Bring Down Business”).
7.3.2 Purchaser may in its sole discretion waive the Closing Actions set forth in Section 7.3.1b) through Section 7.3.1j) by written declaration to the Sellers’ Representative. Sellers hereby irrevocably accept such waiver (if any). It is clarified, that the Sellers’ Representative shall not be responsible and liable for any omission or failure of any other Seller or the Target to provide or execute a Closing Action item as required under Section 7.3.1 above.
7.4 Closing Memorandum
Immediately after performance or waiver, as the case may be, of the Closing Actions, the Parties shall execute a closing memorandum (“Closing Memorandum”) substantially in the form as attached hereto as Annex 7.4 to confirm that (a) the Closing Conditions have been satisfied or waived (as the case may be), (b) the Closing Actions have been carried out or waived (as the case may be) and (c) the Closing has occurred, whereas such closing memorandum shall be limited to serve as evidence only that all Closing Conditions have been satisfied or waived (as the case may be), the Closing Actions were taken or waived (as the case may be) and that Closing has occurred (specifying date and time of Closing), but shall not limit or prejudice in any manner the rights of a Party arising under the Agreement. Upon execution of the Closing Memorandum, all Closing Conditions shall be deemed to have been fulfilled and the assignment in rem of the Sold Shares shall be deemed to have been completed.
7.5 Right to Withdraw
7.5.1 In case that
a) the Closing has not occurred within a time period of 3 (in words: three) months from the date hereof or on such other date the Parties have otherwise mutually agreed upon in writing;

b) the Closing Conditions set forth in Section 7.1.1a) through Section 7.1.1d) can finally not be fulfilled;
c) any of the Closing Actions set forth in Section 7.3.1b) through Section 7.3.1i) have not been fulfilled within 5 (in words: five) Business Days after the Closing Date, if such Closing Actions have not been waived prior to, on or around the Closing Date; or
d) a Material Adverse Change has occurred prior to Closing (irrespective of whether such Material Adverse Change constitutes or gives rise to a Breach of any of the Sellers' Warranties),
Purchaser is entitled to withdraw (zurücktreten) from the Agreement with immediate effect and without prior notice (ohne Androhung und ohne Einhaltung einer Frist). The right to withdraw can only be exercised by Purchaser by sending a notice of withdrawal to Sellers’ Representative with a courtesy copy to the notary.
7.5.2 In case that the Closing Actions set forth in Section 7.3.1a) have not been fulfilled within 5 (in words: five) Business Days after the Closing Date, if such Closing Actions have not been waived prior to, on or around the Closing Date, Sellers and Managers are entitled to withdraw (zurücktreten) from the Agreement with immediate effect and without prior notice (ohne Androhung und ohne Einhaltung einer Frist). The right to withdraw can only be exercised jointly by all Sellers and Managers (upon mutual internal decision) by sending a notice of withdrawal to Purchaser’s Representative with a courtesy copy to the notary.
7.5.3 “Material Adverse Change” shall be any event which has a material and adverse effect on the turnover, profitability, financial, trading position or the Intellectual Property Rights of Target with an economic impact of no less than EUR 100,000.00 (in words: Euro one hundred thousand) for the current business year of Target, such effect to be sustainable (nachhaltig), i.e. it could be reasonably be expected to last until and/or similarly occur in the following business years, and which is not
a) any change in general economic or business conditions (including general developments of capital and financial markets) or industry-wide financial conditions, in each case provided, however, that the impact on Target is not significantly greater than on competitors of Target;
b) acts of war, other armed hostilities or terrorism in any country in which Target has a registered seat or is engaged in business (including a terrorist attack upon any of their respective territories, possessions or diplomatic or consular offices, military installations, equipment or personnel) or any change in the long term public safety or security in any country in which Target has a registered seat or is engaged in business; or
c) any change in Applicable Laws or interpretations thereof, in each case provided, however, that the impact on Target is not significantly greater than on competitors of Target and it does not materially affect or limit the ability to complete this Transaction in accordance with the terms hereof.
7.6 Consequences of Withdrawal
7.6.1 In case of a withdrawal from the Agreement according to Section 7.5, only the provisions of this Section 7.6, Section 18 through Section 23 shall continue to be effective. All other provisions of the Agreement shall cease to have effect, provided, however, that any liability of any Party for damages shall not be affected.
7.6.2 Any failure of Purchaser or Sellers, as the case may be, to exercise the right to withdraw from the Agreement according to Section 7.5 shall under no circumstances be deemed to constitute a waiver of any other right of Purchaser and/or Sellers, as the case may be, under or in connection with the Agreement.
8 Pre-Closing Covenants

8.1 Ordinary Course of Business
8.1.1 From the date of the signing of the Agreement (“Signing Date”) until, and including, the Closing Date, the Managers shall conduct (and the other Sellers, to the extent legally permissible under Applicable Law, cause Target to conduct) the Business of Target in the Ordinary Course of Business. “Ordinary Course of Business” shall mean transactions, customs and practices which are undertaken with the standard of care of a prudent business person (ordentlicher Geschäftsmann), consistent with past practice of Target and in compliance with Applicable Law.
8.1.2 Managers and Sellers shall procure that, to the extent legally permitted under Applicable Law, Target will not carry out any of the following measures or, respectively will not carry out any of the following measures with respect to Target, without the prior written consent of Purchaser from the Signing Date until, and including, the Closing Date:
a) any change in the human resource policies or practices, in particular any increase in compensation or other benefit for any managing director (Geschäftsführer) or Employee of Target, any hiring of a managing director or Employee or any termination, cancellation, or dismissal of a managing director or Employee, other than a dismissal for cause (aus wichtigem Grund);
b) any change in the management policies or administrative practices or business with respect to the levels of accounts receivable, accounts payable and inventories, capital expenditures, promotions or discounts;
c) change the level of Debt, Cash and/or Working Capital with the sole purpose to artificially impact the Purchase Price;
d) any distribution of profits or dividends;
e) any change of accounting practices;
f) any divestments or sale of any fixed assets exceeding an amount of EUR 10,000.00 (in words: Euro ten thousand);
g) any undertaking of obligations not at arm's length or that individually (or in aggregate related to the same transaction) exceeds an amount of EUR 10,000.00 (in words: Euro ten thousand);
h) the termination or amendment of, or entering into, any Material Agreement;
i) any conclusion, termination or amendment of any agreements with financial institutions;
j) any creation of financial indebtedness;
k) any concession of any guaranties or counter-guaranties in favour of any person other than in the Ordinary Course of Business;
l) entering into or amending any transaction or agreement with any Seller or any Related Party of any Seller;
m) any donation, assignment, transfer, waiver and/or any release, free of charge, of any assets or rights to any person, except for any furniture, equipment and other assets that were discarded due to obsolescence, provided such assets have been fully replaced with new assets;

n) any damage, destruction, loss or abandonment of material assets, licenses or rights of the Target affecting the Ordinary Course of Business or the implementation of the Transaction;
o) any merger, spin-off, participation, incorporation or dissolution involving the Target;
p) any amendment to the articles of association;
q) any issuance, sale, encumbrance or other disposal of any Shares or other equity instruments;
r) any acquisition or sale of any business entity in any manner, any type of consortium or joint venture or any other M&A transaction; or
s) the incorporation of any subsidiary or the acquisition of any shares, interests or securities in any entity or person as well as the creation of any branch or other types of permanent establishment.
9 Closing Date Financial Statements, Purchase Price Adjustment
9.1 Purchaser shall instruct the new management of Target, and procure respectively that Target will prepare within 60 (in words: sixty) Business Days after the Closing Date
9.1.1 the unaudited financial statements of Target as of the Effective Date consisting of a balance sheet (Bilanz) and a profit and loss statement (Gewinn- und Verlustrechnung) (“Closing Date Financial Statements”); and
9.1.2 on the basis of the Closing Date Financial Statements, a statement setting out the Debt, the Cash, the Working Capital Deviation, the Purchase Price, and the Excess Amount or, as the case may be, the Shortfall Amount (“Closing Date Statement”).
9.2 The Closing Date Financial Statements and the Closing Date Statement shall be determined by applying Section 4.2 and the accounting principles, policies, procedures, practices, methods, and valuations techniques compliant with Applicable Law, in particular with German Commercial Code (Handelsgesetzbuch “HGB”) and, in particular, without limitation, the same accounting and valuation principles, methods and rules shall be maintained, and all options to capitalize or to include items on the liabilities side shall be consistently exercised as applied in setting up and calculating the Estimated Purchase Price.
9.3 Purchaser shall instruct the new management of Target, and procure respectively, that Target will deliver the Closing Date Financial Statements and the Closing Date Statement to Sellers’ Representative within 90 (in words: ninety) Business Days after the Closing Date.
9.4 To the extent that Sellers’ Representative agrees in writing with or does not raise objections to the Closing Date Financial Statements and the Closing Date Statement within 20 (in words: twenty) Business Days after the receipt by Sellers’ Representative of the Closing Date Financial Statements and the Closing Date Statement by providing Purchaser with written objections setting forth in reasonable detail the grounds for the objections (“Objections”), the Closing Date Financial Statements and the Closing Date Statement as delivered by Target to Sellers’ Representative shall be final and binding on the Parties (“Binding Closing Date Financial Statements” and “Binding Closing Date Statement”). The Sellers and their auditors shall have full access to, and Purchaser shall procure that Target grants such access respectively, to grant unlimited access to the Sellers and their auditors and/or advisors with respect to any working papers and any related documentation (whether in electronic form or otherwise) as is reasonably necessary to review the Closing Date Financial Statements and the Closing Date Statement.

9.5 In the event that the Sellers’ Representative notifies any Objections on the Closing Date Financial Statements and/or the Closing Date Statement, the Parties shall then attempt to reach an agreement on the treatment of such Objections. Any amendments to balance sheet assessments or valuations unanimously agreed upon by the Parties shall be incorporated into the Closing Date Financial Statements and the Closing Date Statement affected by such Objections. Any Objections on the Closing Date Financial Statements and the Closing Date Statement to which Sellers’ Representative and Purchaser cannot reach agreement within 20 (in words: twenty) Business Days after Purchaser received the Objections, on written request of either Sellers’ Representative or Purchaser, Sellers’ Representative and Purchaser shall mutually select an auditor from an auditing firm with good reputation and international experience to act as independent expert within the meaning of § 317 BGB (Schiedsgutachter), and not as arbitrator, (“Expert”) who shall decide on the Objections. If the Sellers’ Representative and the Purchaser do not agree on an Expert within 10 (in words: ten) Business Days following such request, or the agreed Expert does not accept its appointment within 10 (in words: ten) Business Days after its appointment, another Expert shall, at the request of either Sellers‘ Representative or Purchaser, be appointed by the chairman of the management board of the Institute of Auditors in Germany (Geschäftsführender Vorstand des Instituts der Wirtschaftsprüfer in Deutschland e.V.) in Duesseldorf.
9.6 The Expert shall give Sellers’ Representative and Purchaser adequate opportunity to present their views in writing and at a hearing to be held in the presence of Sellers’ Representative and Purchaser. Sellers’ Representative and Purchaser shall cooperate with the Expert and shall promptly respond to any information requests or other requests for assistance by the Expert. The Expert shall decide on the Objections in writing (“Expert Decision”). The Expert Decision shall be rendered in accordance with the principles set out in Section 9.2. In respect of the issues in dispute between Sellers’ Representative and Purchaser, the Expert Decision shall remain within the positions taken by Sellers’ Representative and Purchaser on the issues which are in dispute between Sellers’ Representative and Purchaser. The Expert shall be instructed to render the Expert Decision within 30 (in words: thirty) Business Days after the appointment of the Expert. The Expert Decision shall be final and binding on all Parties according to § 319 BGB, except for cases of fraud or manifest error. The Closing Date Financial Statements and the Closing Date Statement as amended by the Expert Decision shall be the Binding Closing Date Financial Statements and the Binding Closing Date Statement.
9.7 The Expert shall be retained jointly by the Parties on reasonable terms and conditions. The fees and expenses of the Expert shall be borne by Sellers on the one hand and Purchaser on the other hand according to §§ 91 et seqq. German Civil Procedure Code (Zivilprozessordnung, “ZPO”). The Expert shall also determine the allocation of the costs of the Expert in the Expert Decision. Each Party shall bear its own costs and the costs of its advisers.
9.8 If the Purchase Price as determined on the basis of the Binding Closing Date Financial Statements and the Binding Closing Date Statement exceeds the Estimated Purchase Price, Purchaser shall pay to Sellers an amount equal to such excess amount plus interest of 2 % p.a. thereon according to Section 6.2.1 and Section 6.3 (“Excess Amount”).
9.9 If the Purchase Price as determined on the basis of the Binding Closing Date Financial Statements and the Binding Closing Date Statement falls short of the Estimated Purchase Price, Sellers shall repay to Purchaser an amount equal to such shortfall amount plus interest of 2 % p.a. thereon according to Section 6.2.2 and Section 6.3 (“Shortfall Amount”).
9.10 The Excess Amount or, as the case may be, the Shortfall Amount shall be paid within 10 (in words: ten) Business Days after the Closing Date Financial Statements and the Closing Date Statement have become the Binding Closing Date Financial Statements and the Binding Closing Date Statement. In the event of a Shortfall Amount, the Shortfall Amount may be released to the Purchaser from the Holdback account; in the event of release from the Holdback account, the Sellers, other than Seller 1, Seller 2, and Seller 3 shall be obliged to reimburse

Seller 1, Seller 2, and Seller 3 pro rata to the Sold Shares of the Sellers being obliged for reimbursement and pay such amount to Seller 1, Seller 2 and Seller 3 as mutually agreed upon by the Sellers. To the extent the Shortfall Amount exceeds the Holdback Amount or in case the Purchaser is not willing to reduce the Holdback Amount for such purpose, such (exceeding) amount shall be paid from the individual Sellers to the Purchaser pro rata to the Sold Shares.
10 Sellers’ Guarantees
Each Seller as individual and separate debtor (als Einzelschuldner) hereby guarantees to Purchaser by way of an independent promise of undertaking in the meaning of § 311 (1) BGB, irrespective of fault, that all statements made in Section 10.1 through, and including, Section 10.2 (“Title Warranties”), in each case only in relation to the Shares sold by it, its own situation and its own conditions, and Seller 1 through (and including) Seller 3 and all Managers (“Business Guarantors”) jointly (als Gesamtschuldner) hereby guarantee to Purchaser by way of an independent promise of undertaking in the meaning of § 311 (1) BGB, irrespective of fault, that all statements in Section 10.3 through, and including, Section 10.24 (“Business Warranties”), including all statements made in Sections 10.8.4, 10.8.5, 10.9.9c), 10.9.14, 10.9.21, 10.9.22, 10.10.2, 10.10.5, 10.10.6, 10.11.14, 10.11.16, 10.11.17, 10.16.4 through 10.16.9, 10.16.11, 10.16.12, 10.22.4 through 10.22.10 and 10.24 (“Uninsured Warranties”, together with the Title Warranties and the Business Warranties, the “Warranties” or individually a “Warranty”), are true, complete and correct as of the Signing Date and will be so at the Closing Date. This Section 10 shall not constitute a warranty of the condition within the meaning of §§ 443 et seq. BGB (Beschaffenheitsgarantie) and § 444 BGB does not apply to the Title Warranties and/or Business Warranties contained in this Section 10.
“Best Knowledge” means the actual knowledge (positive Kenntnis) of the Business Guarantors as of the Signing Date and such additional positive knowledge such persons could have had if they had carried out a due inquiry with respect to the relevant matter with the standard of care of a prudent businessman pursuant to § 43 of the German Code on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).
10.1 Sellers and the Agreement
10.1.1 Each of Seller 1 through, and including, Seller 11
a) is duly incorporated and established and validly existing under the Applicable Law;
b) has the corporate power and capacity to enter into the Agreement and to take, perform and execute all proceedings, acts and instruments necessary to consummate the sale and transfer of its respective Shares and to fulfil its obligations under the Agreement; and
c) has taken all necessary corporate or other actions to authorize the Agreement, the transactions contemplated herein and, where applicable, the execution and delivery of the contracts, agreements and instruments required under the Agreement and the performance of its obligations arising therefrom other than any authorization, consent or approval of, or filing with or notice to, any governmental authority required solely due to special conditions existing at the Purchaser.
10.1.2 No insolvency or similar proceedings have ever been opened, applied for or threatened regarding the assets of any Seller, and there are no circumstances which would require the opening of or application for such proceedings by the respective Seller. None of the Sellers is illiquid (zahlungsunfähig) or over-indebted (überschuldet).

10.1.3 The Agreement has been duly executed and delivered by each Seller and (assuming due execution and delivery by the other parties) is a legal, valid and binding obligation of each Seller enforceable against them in accordance with its terms. Each of the contracts, agreements and instruments required by the Agreement to be delivered by the Sellers has been duly executed and delivered by each Seller, and (assuming due execution and delivery by the other parties thereto) are enforceable against each Seller, as the case may be, in accordance with its terms.
10.2 Shares
10.2.1 The statements made in Section 1.1 and Section 1.2 are correct. The Shares are fully paid-in, non-assessable (unterliegen keiner Nachschusspflicht) and no repayments, also no hidden repayments, have been made.
10.2.2 Each Seller is entitled to freely dispose of its Shares without any limitations or restrictions. The Shares validly exist and are not encumbered (unbelastet) and free and clear of any claims and rights of third parties, except for as provided in the current articles of association and the current shareholders’ agreement.
10.2.3 There are no (i) options, pre-emptive rights or other rights to acquire any Shares; or (ii) trust agreements (Treuhandschaft) or sub participations with respect to the Shares, except for as provided in the current articles of association and the current shareholders’ agreement.
10.2.4 The Shares represent all equity shares (Stammkapital) in the Target.
10.3 Target
10.3.1 There are no options, option warrants, other convertible securities or similar rights (including conversion and pre-emptive rights) in the Target other than under the VESOP which entitle any person to any equity interests in Target. All convertible loan agreements entered into have been either fully repaid or converted into shares, no payments of interest or other claims thereunder, as the case may be, are outstanding.
10.3.2 Target does not own any shares or other equity interest or voting right in any other entity, either directly or indirectly. Target has not, and has never had, any branches or divisions outside of its registered seat.
10.3.3 Except for the VESOP, there have never been any share options (including virtual share option) schemes or other incentive schemes with respect to any equity instruments for Target. As of the Closing Date, the VESOP will be completely settled and Target will not be subject to any payment or compensation obligations resulting therefrom.
10.3.4 No insolvency or similar proceedings have ever been opened, applied for by Target or threatened to Target regarding the assets of Target. No insolvency proceedings concerning the Company are pending (rechtshängig), and, to the Best Knowledge, there are no circumstances which would require the opening of or application for such proceedings by the Target. Target is neither illiquid (zahlungsunfähig) nor over-indebted (überschuldet) in the meaning of Section 17 and 19 of the German Insolvency Act (Insolvenzordnung).
10.3.5 As of the Closing Date, Target will not be a party to any enterprise agreement pursuant to §§ 291 et seq. AktG, silent partnership agreements (stille Gesellschaften) or similar agreements which would entitle any person to participate in the profits or revenues of or to exercise control over Target.
10.3.6 All approvals of any corporate bodies of Target (including its advisory board) required for the execution and consummation of the Agreement and the Transaction have been duly obtained.

10.3.7 With regard to Target, no shareholders' resolutions have been taken, and no other circumstances have occurred, which still require registration with the competent commercial register(s).
10.4 Real Property
10.4.1 Target has never owned any real property or any rights in any real property (Eigentum oder sonstige dingliche Rechte an Grundstücken).
10.4.2 Target does not rent any real property other than the offices rented by Target located at Muskauer Str. 43, 10997 Berlin, Germany.
10.5 Financial Statements
10.5.1 Annex 10.5.1 contains complete and correct copies of the unaudtited financial statements of Target for the financial years ending December 31st, 2018, December 31st, 2019 and December 31st, 2020 (“Financial Statements”). The Financial Statements have been prepared in accordance with German GAAP (HGB). The accounting policies adopted in the preparation of the Financial Statements have been consistently applied since incorporation. The Financial Statements are true, complete and correct in all respects and have been derived from the accounting books and records of Target.
10.5.2 The Financial Statements give a true and fair view of the result of the net asset position, results of operations and financial position (unter Beachtung der Grundsätze ordnungsmäßiger Buchführung oder sonstiger maßgeblicher Rechnungslegungsgrundsätze ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz-, Verbindlichkeiten- und Ertragslage) of Target as at the respective record dates thereof in all material aspects.
10.5.3 The Parties agree and confirm that the representations and warranties given in Section 10.5.2 are not hard objective annual accounts warranties (harte objektive Jahresabschlussgarantien) within the meaning found to be agreed by the court ruling of the Higher Regional Court of Frankfurt am Main dated May 7, 2015 (Az.: 26 U 35/12). Instead, Section 10.5.2 shall be interpreted by reference to Section 264 (2) German Commercial Code (HGB) and the principle of so-called Wertaufhellung as per the record date when the respective financial statements were adopted.
10.6 Financial Liabilities, Bank Accounts
10.6.1 Target has not taken out or granted any loans (including shareholder loans) or any similar financial instruments, which are still outstanding, nor is Target a party to any financial lease agreements. There is no off-balance sheet financing of Target. Target has not granted any guarantee (Garantie), suretyship (Bürgschaft), letter of comfort (Patronatserklärung) or other collateral to any person. Target has no actual or contingent liabilities beyond the Ordinary Course of Business, unless such liabilities are disclosed in the Financial Statements.
10.6.2 Annex 10.6.2 contains a complete and correct list of all bank accounts of any kind of Target.
10.7 Ordinary Course of Business
The Business of Target has been run in the Ordinary Course of Business since incorporation, except for any extraordinary business activities which have been reflected in the Financial Statements.
10.8 Assets, Inventory, Reserves

10.8.1 Except for any assets sold in the Ordinary Course of Business after December 31st, 2020, all assets (Vermögensgegenstände) reflected in the Financial Statements and all assets acquired by Target since December 31st, 2020 (“Assets”) are legally and beneficially owned by Target and, to the Best Knowledge, are free of any third party rights, except for any retention of title rights (Eigentumsvorbehalt) or liens (Pfandrechte) of lessors or other third parties which may exist by virtue of Applicable Law or contractual agreement with regard to the liabilities of the Company and security interests granted in the Ordinary Course of Business.
10.8.2 Target has, to the Best Knowledge, the valid right to use (Nutzungsrecht) all other assets necessary for conducting its Business which are not owned but which are being used by Target.
10.8.3 All Assets have been properly maintained and are in good working order under all material aspects, regular wear and tear excepted. There are no encumbrances over any Assets securing an obligation of a third party except for any statutory security interest of any kind and for the above retentions of title and liens. The execution and consummation of the Agreement does, to the Best Knowledge, not cause any of the Assets to be reassessed or revalued.
10.8.4 All accounts receivable of Target shown in the Financial Statements are, to the Best Knowledge, valid receivables that have arisen from bona fide transactions in the Ordinary Course of Business. The Business Guarantors are not aware of any facts indicating that any such accounts receivable (subject to no set-offs or counterclaims) at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected in the Financial Statements, may not be recovered. Target has good and marketable title to its accounts receivable, free and clear of all liens. Since January 1st, 2018 there have not been any write-offs as uncollectible of any notes or accounts receivable of Target of in total more than EUR 25,000.00 (in words: Euro twenty-five thousand).
10.8.5 All accounts payable of Target, whether reflected in the Financial Statements or subsequently created, are valid payables that have arisen from bona fide transactions in the Ordinary Course of Business. Since incorporation, Target has paid its valid accounts payable in the Ordinary Course of Business.
10.8.6 All inventory of Target shown in the Financial Statements is of a quality and quantity saleable in the Ordinary Course of Business. All such inventory is valued at the lower of cost or market value, taking into account sufficient adjustments for aged, bad, obsolete or otherwise non-marketable inventory. Adequate reserves for aged, bad, obsolete or otherwise non-marketable inventory are reflected in the Financial Statements. The inventory shown in the Financial Statements is sufficient to permit Target to supply its customers in the Ordinary Course of Business. Target does not hold any inventory in consignment.
10.9 Intellectual Property Rights
10.9.1 All intellectual property rights, including grant of use of copyrights (Urheberrechte), patents (Patente), registered and unregistered trademarks (Marken), trade names and commercial designations (geschäftliche Bezeichnungen), utility models (Gebrauchsmuster), design rights (Geschmacksmuster), domain names, and all rights and licenses related to pending applications, which are necessary to conduct the Business by Target as currently conducted in the Ordinary Course of Business (“Intellectual Property Rights”) are owned, licensed or otherwise rightfully used by Target with unlimited rights in respect of place, time or content. To the extent not owned by Target, the aforementioned sufficient rights to use Intellectual Property Rights are in force for a period of at least one (1) year following the Signing Date except as disclosed in Annex 10.10.2 below. Annex 10.9.1 contains a complete and correct list of all material Intellectual Property Rights indicating, wherever applicable, the respective description, filing number, owner and territorial scope of the Intellectual Property Rights.
10.9.2 Annex 10.9.2 sets out a complete and accurate list of all domain names owned by Target, including when the domain names were first registered and the date of the next annual payment. Each of Target’s websites contain legal disclaimers and privacy policies that, in accordance with industry practice, are customarily contained on websites similar to any of Target’s websites.
10.9.3 Target does not license to any third party any Intellectual Property Rights (except for non-exclusive, limited licenses granted in the Ordinary Course of Business to Target’s customers to use the Target’s products as intended by the Target), and no contract to which Target is a party, obliges Target to assign any Intellectual Property Rights. To the extent Target licensed from any third party any right to use any Intellectual Property Rights, such license agreement is in full effect, Target has at all times complied and continues to comply with the terms of such license, such license has not been terminated, and there are no circumstances that would entitle any such licensor to terminate any such license other than for convenience pursuant to an express provision to that effect contained in the respective license agreement.
10.9.4 Target is not party to or bound by any agreement that limits or impairs their ability to use, sell, transfer or assign any of the Intellectual Property Rights owned by it. Target has no obligation to pay any royalties, license fees or other compensation in the future or on a continuous basis to any person in respect of its ownership, use or license of any Intellectual Property Rights except as disclosed in Annex 10.9.4.
10.9.5 The Intellectual Property Rights constitute all intellectual property rights deemed to be reasonably necessary to conduct the Business of Target as currently conducted.
10.9.6 No claims have been asserted to the Target in text form by any person alleging that the conduct of the Business, including the use of Intellectual Property Rights by Target, infringes upon or misappropriates any Intellectual Property Rights.
10.9.7 No Intellectual Property Right
a) is subject to any pending (rechtshängig) Legal Proceedings, and no such Legal Proceedings have been threatened to the Target in text form; to the Best Knowledge, there are no valid grounds for any person to claim or allege infringement or misappropriation by Target of such person’s intellectual property rights;
b) has been contested or challenged in text form;
c) to the Best Knowledge, may be cancelled, declared null and void or otherwise challenged;
10.9.8 The conduct of the Business and the use of the Intellectual Property Rights by Target do not infringe upon the rights of any third party; and except as it relates to the identity of the Purchaser or actions taken or omissions of Target after Closing, immediately following Closing, Target will be entitled to continue to use all of the Intellectual Property Rights owned by Target to the same extent and in the same manner as used by Target prior to Closing without additional financial obligation to any person (other than those financial obligations arising under any contracts disclosed hereunder).
10.9.9 To the Best Knowledge,
a) no person is currently infringing or misappropriating any of the Intellectual Property Rights owned by Target;
b) no person has claimed that Target violates an intellectual property right of such person or is in breach of a license agreement with such person with respect to the use of any Intellectual Property Right; and
c) the Intellectual Property Rights enjoy right of priority (with respect to all underlying claims) in all countries in which Target conducts its Business.

10.9.10 There are no encumbrances on any Intellectual Property Rights. Target is free to dispose of any Intellectual Property Rights.
10.9.11 All filing, examination, issuance, post-registration and maintenance fees, annuities associated or required with respect to any of the Intellectual Property Rights owned by Target have, to the extent applicable, been timely paid, and all notices required for the maintenance of Intellectual Property Rights owned by Target have been timely made.
10.9.12 Following the Closing, none of Sellers will retain or use any of the Intellectual Property Rights owned by, licensed to or used by Target in connection with the Business other than use in connection with their continued employment or consulting contract with Target or Purchaser, as the case may be, after Closing.
10.9.13 All current and former Employees, contractors and consultants of Target who are or were involved in, or who contributed to, or contribute to the creation, development or invention of Intellectual Property Rights for Target have entered into enforceable written agreements containing appropriate confidentiality, proprietary information and intellectual property assignment and moral right waiver in favour of Target to ensure Target’s ownership of developed Intellectual Property Rights and protection of Target’s confidential information and business interests. Target has provided Purchaser with complete and accurate copies of all such assignment and waiver contracts. No such current or former Employee, contractor or consultant has ever asserted a claim of ownership over any of Target’s owned Intellectual Property Rights vis-à-vis Target in text form.
10.9.14 Target has the unrestricted and exclusive rights to all inventions, developments and other work products made by any of its current or former managing directors, Employees, service providers, contractors and other third parties providing services to Target arising from any activity for the Business of Target except as disclosed in Annex 10.9.14.
10.9.15 Target has exercised, in due time, all rights under Applicable Law with respect to Employee inventions, including under the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz), and has fulfilled all material obligations under such Applicable Law and under all related agreements with the relevant inventors; and
10.9.16 No current or former managing director or Employee of Target has claimed in writing or orally, or to the Best Knowledge is entitled to, any compensation or claim of ownership in respect to any Intellectual Property Rights. Target paid equitable remuneration fees for granting of rights of use and permission to use copyrighted works by employees, freelancers or any other contractual partner.
10.9.17 Target has taken reasonable steps to maintain and protect its Intellectual Property Rights.
10.9.18 No loss or expiration of Intellectual Property Rights is threatened, pending or reasonably foreseeable (other than the expiration of patents or registered Intellectual Property Rights at the end of their maximum statutory term).
10.9.19 Target has taken reasonable steps to maintain and protect the confidentiality of the trade secrets and confidential information included in its Intellectual Property Rights, including by requiring all persons having access thereto to execute written non-disclosure contracts and by implementing reasonable security measures.
10.9.20 No unauthorized disclosure of any such trade secrets or confidential information has occurred.
10.9.21 Target has not disclosed or delivered to any person any of the Target’s source code for any software, except for any disclosures of only a part of such source code (i) to a managing director, Employee (including former employees), freelancer or contractor of Target to the extent that persons needed it to perform their duties to the Target and subject to a reasonable non-disclosure obligations; (ii) under such circumstances that the disclosure otherewise cannot materially affect the Business of Target; or (iii) as part of the deployment of Target’s product(s) at the customer’s site as disclosed in Annex 10.9.21.
10.9.22 No other person has the right, contingent or otherwise, to obtain access to or use any such source code, except for a Manager, current Employee or contractor of Target pursuant to appropriate confidentiality obligations and unless such right does not materially affect the Business of Target.
10.10 Information Technology
10.10.1 Target owns or holds valid licenses to all computer hardware, software, networks, telecommunication devises and other information technology which is currently used by the Business of Target (collectively “Information Technology”).
10.10.2 To the extent such licenses and other rights are material for the Business of Target, they are effective for and cannot be terminated by the respective other party within a 12 (in words: twelve) months period after the Closing Date except as disclosed in Annex 10.10.2.
10.10.3 Within a 3 (in words: three) year period preceding the Signing Date, there have not been any material interruptions, data losses or similar incidences attributable to the Information Technology owned or used by Target.
10.10.4 The Information Technology owned or used by Target has the capacity and performance necessary to fulfil the requirements of the business operations of Target within the Ordinary Course of Business and is, to the Best Knowledge, free from any material defect. To the extent the Information Technology is owned by the Target, the Target is the sole and unrestricted owner and in possession of the Information Technology and there are no third party rights that limit the Target’s use of the Information Technology.
10.10.5 Target holds valid rights to use (i) all applications supported by software; (ii) the software supporting such applications; (iii) the customizations and modifications of such supporting software; and (iv) the other software, data, databases and other Information Technology, in each case as currently used by Target.
10.10.6 If, and to the extent that, Target incorporates into its products any software that contains or is derived from software that is distributed as free software, open source software (e.g. Linux) or similar licensing or distribution models (collectively “Open Source Software”), such incorporation of Open Source Software did not and does not, except as disclosed in Annex 10.10.6,
a) make the proprietary software products of Target subject to any "open source" or "copyleft" obligations; or
b) require Target to publicly disclose or to make generally available the proprietary source code either used, acquired for use or developed by Target.
10.10.7 The incorporation of Open Source Software does not make the license rights in the Open Source Software subject to termination or automatic cancellation.
10.10.8 Annex 10.10.8 sets out any and all hosting providers currently used by Target.
10.10.9 Target is in material compliance with payment processing and security requirements set forth in its contracts with its payment processing solution suppliers. Material compliance means that there is no breach that would entitle the other side to terminate the respective contract for breach before the end of its term.
10.10.10 Target has not suffered in the past 3 (in words: three) years prior to the Signing Date, any data breach or security intrusion, including any blackmail or ransomware attack, nor have Business Guarantors, and to the Best

Knowledge, any other Sellers, received any threat related thereto, and, to the Best Knowledge, the Business Guarantors are not aware of a current potential data breach or security intrusion.
10.10.11 Target has arranged for data back-up services appropriate in terms of the size and Business of the Target. Target has put in place, and maintains, processes that protect against unauthorized access, use, copying, modification, theft and destruction of its programs and data appropriate in terms of the size and Business of the Target.
10.11 Employment Matters
10.11.1 Annex 10.11.1 contains complete and correct copies of all current service contracts of Target’s managing directors, officers and holders of a registered commercial power of representation (Prokuristen), all the additional agreements or amendments concluded with or offered to them. Annex 10.11.1-2 contains a list of all special rights or other benefits owed, paid or offered to them by Target, including bonuses, option rights, premiums or profit-orientated bonus payments. No payments or other benefits have been made or are owed to any managing directors, officers or holders of a registered commercial power of representation beyond what has been agreed upon in writing in the documents contained in Annex 11.13(a).
10.11.2 Annex 10.11.2 contains a complete and correct list of all managing directors, Employees and freelancers of Target, such list indicating the correct classification as managing director, Employee' and freelancer, position/function, place of work, local operation to which the individual belongs, birth date, existence and nature of all ancillary agreements, side letters, waivers and similar documents, entry date, monthly salary, variable remuneration, which pension scheme applies, whether any change of control clauses or non-compete clauses apply, which of the collective employment agreements apply to the Employee and whether, to the Best Knowledge, the employment is dormant. Annex 10.11.2 further indicates the number of Employees which, to the Best Knowledge, are in a special situation (e.g. probationary, part-time, fixed term, maternity/paternity, handicap, works council) or have any special protection against dismissal.
10.11.3 Except as disclosed in Annex 10.11.3, for the last 5 (in words: five) years preceding the Signing Date, Target has not employed any temporary agency workers (Leiharbeitnehmer), freelancers, consultants, commercial agents or other third-party personnel (Fremdpersonal). None of the individuals disclosed in Annex 10.11.3 is or was (i) entitled to an employment with the Company or (ii) as a matter of fact, an employee of the Company (i.e., not to be considered as dependent contractor (Scheinselbstständiger) within the meaning of German and/or applicable foreign employment, social security and tax law, but to be considered as contractor (Unternehmer) within the meaning of the Value Added Tax Act or applicable foreign legislation.
10.11.4 To the Best Knowledge, no managing director or Employee of Target, nor any dependent or independent contractor or consultant of Target, is in violation of any material term of any employment contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, Target, and to the Best Knowledge, the continued employment by Target of its present Employees, and the performance of any Target’s contracts with its dependent and independent contractors, will not result in such violation. Target has not received any notice in writing alleging that any such violation has occurred.
10.11.5 Target has satisfied all of its obligations and liabilities to its present and former managing directors, Employees and dependent and independent contractors arising out of their employment or relationship with Target under applicable laws dealing with employment, including without limitation those dealing with labour standards, benefits, pay equity and termination and workplace health and safety except as disclosed in Annex 10.11.5.
10.11.6 Target is not subject to or liable for any material arrears of wages. To date, no levies, penalties, fines, orders to pay, charges or damages for failure to comply with any employment-related Applicable Laws have been established against the Target, and to the Best Knowledge, no such establishment is pending and/or has been threatened in writing. There are no outstanding orders or settlements that place any obligation on Target to do or refrain from doing any act.
10.11.7 Except for statutory social security contributions and except as disclosed in Annex 10.11.7, Target has no benefit plans for bonuses, commissions, deferred compensation, severance pay, retention bonuses, healthcare, dental, accident or disability insurance, life insurance, company cars and other fringe benefits.
10.11.8 Except as disclosed in Annex 10.11.8, Target has not entered into post-contractual non-compete obligations with its managing directors, officers or Employees.
10.11.9 All liabilities of Target arising from service and employment relationships that are due by the Closing Date have been or will be duly and fully fulfilled.
10.11.10 Target is not obliged to employ or to rehire any person that is not listed in Annex 10.11.1 or Annex 10.11.2 above and Target has no liabilities towards former managing directors, officers or Employees.
10.11.11 Target is not a member of any employers' association (Arbeitgeberverband) and is not subject to any collective bargaining agreement (Tarifvertrag), including collective bargaining agreements declared to be generally binding.
10.11.12 Annex 10.11.12 contains a complete and correct description of all works customs (betriebliche Übungen) and general promises (Gesamtzusagen) in the excess of EUR 1,000.00 (in words: Euro one thousand) per Employee per year. There are no guidelines (Richtlinien) applicable to Target.
10.11.13 No works council (Betriebsrat) exists or has been announced to be established at Target. The election of a works council is, to the Best Knowledge, neither pending nor has been threatened. There are no shop agreements (Betriebsvereinbarungen) or work rules (Betriebsordnungen) that are applicable to Target's Employees and there are no agreements, promises or other obligations of Target to be fulfilled for past, current or future restructurings or other operational changes.
10.11.14 Except as disclosed in Annex 10.11.14, the execution or consummation of the Agreement does not trigger any rights of any current or former managing director, officer, employee, consultant or service provider of Target.
10.11.15 No written powers of attorney to represent Target have been issued to any other person than tax advisers, legal advisers or those registered in the respective commercial registers.
10.11.16 All accruals for unpaid vacation pay, premiums for employment and maternity and parental insurance, health premiums, pension plan premiums, accrued wages, salaries and commissions, accumulated overtime, hours or back-time, voluntary retirement savings plan and employee plan payments have been reflected in the books and records of Target.
10.11.17 All costs, charges, experience rating assessments or other assessments or other liabilities, contingent or otherwise, under workers’ compensation legislation or other legislation relating to industrial accidents and/or occupational diseases claims applicable to Target have been paid or have been reflected in the books and records of Target and accrued, and there has not been any special or penalty charge or assessment under those legislation against Target that has not been paid or reflected in the books and records of Target. During the past 3 (in words: three) years prior to the Signing Date, there have been no reassessments against Target pursuant to Applicable Laws dealing with employee safety, industrial accidents and/or occupational diseases.
10.12 Pensions

10.12.1 Except as disclosed in Annex 10.12.1 there are no pension or retirement schemes of any kind (betriebliche Altersversorgung), whether of a collective or individual nature and including any commitments based on works customs, under which Target has any obligations vis-à-vis any of its current or former managing directors, officers or Employees, whether directly or via an external funding vehicle, (“Retirement Benefit Arrangements”). No other Retirement Benefit Arrangements have been promised to any person by Target. There are no rights or benefits under any Retirement Benefit Arrangements for any individuals other than for any current or former managing directors, officers or Employees of Target. No Retirement Benefit Arrangements has been closed in the past.
10.12.2 Target does not have any obligations towards any external funding vehicles or external pension providers (mittelbare Versorgungsträger) for Retirement Benefit Arrangements.
10.13 Material Agreements
10.13.1 Unless disclosed in Annex 10.13.1, there are no agreements to which Target is a party and the principle obligations (Hauptleistungspflichten) of which have not yet been completely fulfilled (nicht beidseitig vollständig erfüllte Verträge) (“Material Agreements”) of the following type:
a) agreements entitling the relevant beneficiary to acquire, sell or encumber, any participation in Target (other than the VESOP);
b) intra-group agreements;
c) agreements for joint ventures, strategic alliances, joint research or development and corporation agreements;
d) loan agreements of any sort or any other agreement with a bank or other financial institution;
e) agreements on hedges, swaps, futures or other financial derivatives;
f) agreements underlying any liabilities within the meaning of § 251 HGB (Haftungsverhältnisse) of Target;
g) agreements which provide for an obligation of Target under any “most favored nation”, “most favored customer” or other similar provision;
h) agreements for the sale or other disposal or encumbrance of any Assets;
i) agreements on the sale and lease-back of Assets;
j) lease agreements (whether as lessor or lessee), except for leases of cars and copying machines;
k) consulting or independent contractor agreements that are not terminable at will;
l) agreements binding Target to any exclusivity obligation;
m) agreements imposing any restriction on Target to compete with any third party;
n) with the exception of any utility contracts or maintenance contracts, continuing obligations (Dauerschuldverhältnisse) which provide for an annual obligation of Target in excess of EUR [50,000.00] (in words: Euro [fifty thousand]) in the individual case or in a series of related cases or which have an outstanding minimum term (i.e., without a regular termination right) of more than 1 (in words: one) year after the Signing Date, except for lease agreements (Mietverträge) and employment or similar service agreements (Arbeits- und Dienstverhältnisse);

o) agreements providing for a contractual indemnification obligation by Target other than in the Ordinary Course of Business;
p) agreements with any Governmental Authority; and
q) agreements containing a clause that gives one or more parties to such agreement any rights or obligations to terminate the agreement or to change the consideration owed under the agreement (or that provides for an automatic amendment or termination of the agreement) upon the change of the shareholders of Target, irrespective of whether such clause is triggered upon the change of some or all shareholders or refers to the direct or indirect shareholders of Target, except for those agreements which will be amended or terminated as agreed in writing between the Parties in the course of the Transaction.
10.13.2 Target has performed all material obligations under all Material Agreements, no party to any Material Agreement has given notice of a material breach of contract by another party to such Material Agreement, no Material Agreement has been terminated or materially modified by any party to it nor, to Best Knowledge, has any party indicated its intention to do so in writing.
10.14 Suppliers and Customers
10.14.1 Annex 10.14.1 sets forth a list of the 10 (in words: ten) largest suppliers and the 10 (in words: ten) largest customers of Target in terms of the aggregate amounts paid to or by Target during the 12 (in words: twelve) month period preceding the Signing Date, any contract which involves the payment to or by Target in excess of EUR 25,000.00 (in words: Euro twenty-five thousand) per year and any customer contracts which involves a payment to Target in excess of EUR 25,000.00 (in words: Euro twenty-five thousand) per year and, in each case, specifies the amount of Target's services or goods purchased or sold, as the case may be, accounted for by each such supplier or customer during such period. As of the Singing Date, none of such suppliers and customers has cancelled, substantially amended or otherwise terminated or threatened to cancel, substantially amend or otherwise terminate its relationship with Target or, to the Best Knowledge, to materially decrease or limit the volume of business it conducts with Target.
10.14.2 Except as disclosed in Annex 10.14.2, no agreements with any suppliers or customers are subject to the respective other party’s right to terminate or any other material adverse right of the other party or material obligation for Target triggered in the event of a change of control.
10.15 Related Party Transactions
10.15.1 Annex 10.15.1 contains a complete and correct list of all legal relationships (Rechtsverhältnisse), whether or not entered into or created in the Ordinary Course of Business, to which
a) Target, any branch, any managing director, officer or Employee of Target on the one hand; and
b) any Seller or any Related Party of a Seller on the other hand, is a party (collectively “Related Party Transactions”). Each Related Party Transaction has been concluded at arm's length.
10.15.2 Except as disclosed in Annex 10.15.2, no Seller or Related Party of a Seller owns, directly or indirectly and whether on an individual or joint basis, any interest in any asset used by Target or in any supplier, customer or competitor of Target.
10.16 Privacy

10.16.1 “Personal Information” means, in addition to any definition provided by Privacy Laws or by any of Target for any similar term (e.g., “personal data”, “personally identifiable information” or “PII”) in any Target’s privacy policy, privacy notice, or other public facing statements, all information (alone or in combination with other information) regarding or capable of being associated with an individual person or device, including (i) information that identifies, could be used to identify (alone or in combination with other information) or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including social security number or social insurance number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (ii) behavioural characteristics used for identification of an individual, (iii) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information), (iv) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), (v) internet protocol addresses, unique device identifiers or other persistent identifiers, and (f) customer content. Personal Information may relate to any individual, including a current, prospective or former customer or Employee of any person. Personal Information includes information in any form, including paper, electronic and other forms.
10.16.2 “Privacy Laws” means all laws governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, retention, deletion, disposal, destruction, disclosure or transfer of Personal Information, including the (i) Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data and all related Laws; (ii) Regulation (EU) 2016/679 of the European Parliament and of the Council of April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (“GDPR”) and all related Applicable Laws.
10.16.3 Target has provided or made available to Purchaser complete and accurate copies of its privacy policies, its records of processing activities, the data processing agreements and joint controllership agreements to which it is party, if any, as well as its privacy practices.
10.16.4 Target has complied in all material respects with all Privacy Laws governing the receipt, collection, use, storage, processing, retention, sharing, security disposal, disclosure, deletion or transfer of personal information that is collected or possessed by or otherwise subject to the control of Target and all of Target’s policies regarding privacy, Personal Information and data security, including all privacy policies, privacy notices and similar disclosures published on any of Target’s websites or otherwise communicated or made available to customers or other third parties according to Section 10.16.3 except as disclosed in Annex 10.16.4. Target has implemented and maintained commercially reasonable measures to provide reasonable assurance that Target comply with such Privacy Laws except as disclosed in Annex 10.16.4. Target has not been notified in writing by any competent data protection authority under Applicable Laws and/or Privacy Laws or provider of Personal Information that it acquires, secures, shares or uses such Personal Information in a manner inconsistent with (i) such Privacy Laws, (ii) any notice to or consent from the provider of Personal Information, (iii) any policy adopted by Target, (iv) any contractual commitment made by Target that is applicable to such Personal Information, and (v) any privacy policy, privacy notice or privacy statement from time to time published or otherwise made available by Target to the persons to whom the Personal Information relates.
10.16.5 Target’s data processing activities and recordkeeping practices for such activities are lawful in all material aspects except as otherwise disclosed in Annex 10.16.4 above, including but not limited to the importation of Personal Information in any jurisdiction in which Target engages its Business or is engaging third party providers, including but not limited to data processors according to Art. 28 GDPR, and any transfer or disclosure of Personal Information to third parties, and, specifically with respect to data subjects located in the European Union, that such processing is based on one of the legal bases set forth at Article 6 of GDPR.

10.16.6 With respect to all Personal Information collected by Target or otherwise its possession or control, Target has taken steps required and reasonably necessary to safeguard and protect such Personal Information against loss and against unauthorized access, use, modification, disclosure, copying, deletion, disposal or other misuse, including implementing and monitoring compliance with reasonable measures with respect to technical, physical and administrative security of such Personal Information.
10.16.7 The disclosure or transfer of Personal Information in connection with the transactions contemplated by the Agreement do not violate any applicable Privacy Laws under material aspects, including but not limited to the restrictions to transfers included in the GDPR and any contractual obligation entered into in accordance with Article 26 and Article 28 of GDPR or any of Target’s privacy policies as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained. Target is not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit or restrict Target from receiving, using, processing, disclosing or transferring Personal Information in the manner in which Target receives, uses, processes, discloses or transfers such Personal Information prior to Closing.
10.16.8 In connection with each third party servicing, outsourcing or similar arrangement involving Personal Information controlled by, or processed by or on behalf of, Target, or otherwise pertaining to Target’s activities, the transfer of Personal Information in connection with the transactions contemplated by the Agreement, Target has entered into data processing agreements (Auftragsdatenverarbeitungsverträge) or other needed agreements according to the Privacy Laws and as listed in Annex 10.16.8. Those data agreements do not violate the Privacy Laws. With respect to each agreement listed in Annex 10.16.8 entered into with Target in relation to each such arrangement, each service provider or processor is contractually obliged to comply with the Privacy Laws applicable with respect to Personal Information.
10.16.9 Except for disclosures of information required by Privacy Laws, duly authorized by the provider of Personal Information or provided for in Target’s privacy policies and privacy notices, Target has not knowingly disclosed, transferred, sold, rented or otherwise made available, and does not disclose, transfer, sell, rent or otherwise make available, to third parties any Personal Information.
10.16.10 Target has not received any written or oral notice of any claims or investigations of any alleged violations of Privacy Laws with respect to Personal Information collected or possessed by or otherwise subject to the control of Target and to the Best Knowledge there are no facts or circumstances which reasonable could give rise to any such complain or investigation or could form the reasonable basis for any such alleged violations.
10.16.11 To the Best Knowledge, there have been no data breaches or security incident involving any Personal Information that would reasonably be expected to be material.
10.16.12 The Personal Information that has been or will be disclosed by Target to Purchaser: (i) is, to the Best Knowledge, true, accurate and complete; and (ii) is not the subject of any Legal Proceeding or any order or finding of non-compliance with the requirements of any Applicable Law (including any Privacy Laws).
10.16.13 Target has provided Purchaser with true, accurate and complete copies of all privacy policies and privacy procedures currently in effect.
10.16.14 Target has not received any complaint, inquiry, or notice of complaint, investigation or enforcement action with respect to any of Target’s compliance with anti-spam laws, or has been subject to any legal proceeding or has been assessed any administrative monetary penalty, or entered into any undertaking or other form of voluntary settlement, arising from, connected with or relating to any actual or alleged violation or contravention of anti-spam laws, and to the Best Knowledge there is no such threatened, ongoing or commenced inquiry, complaint, investigation, enforcement action or legal proceeding.

10.17 Legal Proceedings
10.17.1 There are no pending (rechtshängig) judicial, arbitral or administrative litigation, similar court proceeding or administrative enquiry or investigation, including any litigation (Rechtsstreit), action (Klage), application (Antrag), Judgment, disciplinary action, grievance or similar procedure (collectively “Legal Proceedings”) to which Target is a party.
10.17.2 To the Best Knowledge, there are no facts or circumstances which might reasonably be expected to provide a basis of any such Legal Proceedings. There is no Legal Proceeding pending (rechtshängig) or threatened in writing or in text form against any Business Guarantor, or Target, or to the Best Knowledge, any other Seller, that to the Best Knowledge would have a material adverse effect on the ability of Sellers or Target to execute or consummate the Agreement.
10.17.3 Target is not in default with respect to its obligations under any domestic or foreign judgment (Urteil), decree (Beschluss), order (Verfügung), decision (Entscheidung), or injunction (einstweilige Verfügung), in each case served by (zugestellt) any court or arbitration tribunal or any settlement agreement approved by a court or an arbitration tribunal (gerichtlicher oder schiedsgerichtlicher Vergleich) or declared executable by a court or a notary public pursuant to § 796b or § 796c ZPO (each “Judgment”). There is no unsatisfied Judgment against Target.
10.18 Insurance Coverage
Annex 10.18 contains a complete and correct list of all insurance policies of Target relating to the Assets, Business or operations of Target. All such policies are, to the Best Knowledge, in full force and effect and there are no material claims by Target pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurer. Target has been in the past and currently is appropriately insured against all risks, against and for such amounts for which a prudent businessman in the area of business of Target would usually be insured, including business interruption and product liability insurance.
10.19 Subsidies
Within the 5 (in words: five) years preceding the Signing Date, Target has not applied for or received any public subsidies within the meaning of Art. 107 et seq. of the Treaty on the Functioning of the European Union (Vertrag über die Arbeitsweise der europäischen Union). All public subsidies granted to the Target in the past have been used in compliance under all material aspects with the provision applicable to such public subsidies.
10.20 Compliance
Since incorporation, to the Best Knowledge, Target has at all times been in compliance with all Applicable Law under all material aspects, including with respect to, product safety, occupational health and safety, export and import controls, sanctions lists, bribery, anti-money laundering, as amended from time to time. Target is not specifically prohibited or restricted from doing business with or providing services to any governmental entity. None of the Business Guarantors, in its capacity as representative of Target has made or received, in violation of Applicable Laws, any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any person (i) to obtain favourable treatment in securing business, (ii) to pay for favourable treatment in business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Target.
10.21 Permits
10.21.1 Target

a) possesses all licenses, concessions, accreditations, permits and other authorizations of any kind, from all competent Governmental Authorities required to conduct its Business as currently conducted in Germany, and to the Best Knowledge, outside of Germany (“Permits”);
b) made all regulatory filings required by the Permits and the lack of which would have an adverse impact on the Business of Target;
c) paid all fees and assessments required by or relating to the Permits; and
d) to the Best Knowledge, operated its Business in accordance with the Permits, including all ancillary provisions thereto (Nebenbestimmungen) in all material respects.
10.21.2 The Permits are, to the Best Knowledge, in full force and effect (bestandskräftig) and have not been challenged (angefochten) in writing or in text form by the competent Governmental Authority that has issued such Permit, or, to the Best Knowledge, any third party. No proceedings regarding a revocation (Widerruf) or withdrawal (Rücknahme) of any Permit are pending (rechtshängig), to the Best Knowledge have been initiated, or threatened in writing.
10.22 Tax
10.22.1 All material Tax returns required to be filed by the Target up to the Signing Date with any Taxing Authority have been filed on a timely basis and taking into account any permitted extension of the Tax return filing period (Steuererklärungsfrist).
10.22.2 Target has (taking into account any permitted extension) timely paid and/or withheld all Taxes, including Tax instalments (Steuervorauszahlungen), shown as payable on any Tax assessment notice issued by any Taxing Authority or on any Tax return filed by them other than Taxes for which a suspension of enforcement of Tax payment obligation (Aussetzung der Vollziehung) has been granted.
10.22.3 There is no pending or ongoing complaint, action, suit, proceeding, arbitration, hearing, audit, investigation or claim of any kind pending or, to the Best Knowledge, threatened against or with respect to the Target in respect of any Tax (including in jurisdictions where the Target has not filed Tax returns), nor is there to the Best Knowledge any (i) written notice indicating an intent to initiate such compliant, action, suit, proceeding, arbitration, hearing, audit or investigation, (ii) request for information related to any material Tax, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Target.
10.22.4 Target has not received tax rulings or entered into any written and legally binding agreements or are currently under negotiations to enter into any such agreement with any Taxing Authority.
10.22.5 Target has not taken any measures or entered into any transaction which may be regarded as resulting in a constructive dividend (verdeckte Gewinnausschüttung) (or comparable instrument in any jurisdiction other than Germany) by a Taxing Authority, or which could result in adjustments pursuant to § 1 Foreign Tax Act (Außensteuergesetz).
10.22.6 Target has its registered office and place of effective management in the jurisdiction of incorporation, and does not have any permanent establishments (Betriebstätten) outside such jurisdiction.
10.22.7 No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes, Tax election, or Tax return of the Target.

10.22.8 All material Taxes which the Target is obliged to withhold from amounts owing to any employee, independent contractor, creditor, stockholder or third party have been properly withheld, paid and/or accrued.
10.22.9 Target has not been involved in any reorganization or transaction which has resulted in blocking periods (Halte- oder Sperrfristen) that are still running or valid after the Closing Date.
10.22.10 All books, records and documentation of Target relating to Taxes have been properly maintained.
10.23 No Brokerage
Target has not been, is not and will not be under any obligation to pay, has not paid and will not pay, and no current or former managing director, officer or Employee of Target has received or is or will be entitled to receive, any brokerage fee, finder's fee, commission, advisor's fee, bonus, extra compensation, severance payment or other incentive as a result of the execution or consummation of the Agreement except as listed in Annex 10.23.
10.24 Fair Disclosure
To the Best Knowledge, there are no facts or events which are not disclosed to Purchaser in this Agreement which are material for the purpose of assessing the value of the Target, the Business or the risks which are associated therewith or with the entering of this Agreement. To the Best Knowledge, the information made available to Purchaser, including those in the Data Room, has been Fairly Disclosed prior to the Signing Date. “Fairly Disclosed” shall mean a disclosure which, in view of the form, extent and manner of the disclosure, appears objectively suitable to provide the Purchaser in a reasonable manner with a complete and clear picture of the relevant facts of life and limb, so that, on the basis of customary market due diligence standards, a reasonably purchaser is objectively in a position to recognize from such disclosure the incorrectness of the corresponding warranty.
To the Best Knowledge, Target has provided Purchaser with all information and documents in its possession with respect to the due diligence requests made by Purchaser, except where Target has indicated that it has no such information and/or Sellers have not provided Target with such information.
The Sellers have provided Purchaser with an electronic copy of the virtual data room (cut-off date August 2, 2021) hosted by https://drive.google.com which has been made available to Purchaser from May 18th 2021 until August 2nd 2021 which the Sellers have circulated to Purchaser as zip-archives prior to the date hereof (“Data Room”). The hash value of the zip files provided to Purchaser as determined by appliying the MD5 (Message Digest Algorithm 5) with a 128-bit digest is set forth in Annex 10.24.
11 Remedies in Case of Breach
11.1 Sellers' Liability in case of Breach
11.1.1 If, and to the extent that, a statement under Section 10 is not true, incomplete or incorrect (“Breach”), the Purchaser shall notify, without undue delay (unverzüglich) upon the Purchaser becoming aware of a potential Breach, the respective Seller(s) by notification of the Sellers’ Representative, and/or Managers, as the case may be, with a notice by registered letter (Einschreiben), describing, to the extent reasonably possible its claim (“Claim”) and the details of the Warranty, or Warranties as the case may be, allegedly breached (“Claim Notice”). In the Claim Notice, the Purchaser shall, to the extent feasible, provide for the underlying facts, the nature of the Claim and estimated monetary value of the Claim.
11.1.2 The Sellers (i.e. in case of a Breach of a Title Warranty, the respective individual Seller and in case of a Breach of a Business Warranty, the Business Guarantors only) shall first attempt to cure the Breach and shall be entitled to put Purchaser or, at Purchaser’s discretion, Target, in such position as Purchaser or Target would have been in, had the respective statement been complete and correct (restitution in kind - Naturalrestitution) within an appropriate period of time (which in any event shall not be less than 2 (in words: two) months) after the receipt by Seller(s) of a respective Claim Notice.
11.1.3 In case Seller(s) in Breach elect(s) not to, or is/are not able to, cure the respective Breach, or the Breach is not capable of being cured with reasonable efforts by way of restitution in kind within the period set forth in the preceding sentence, the respective Seller(s) shall compensate the Purchaser in cash for all Damages within the meaning of §§ 249 et seq. BGB suffered by the Purchaser as a result of such Breach (Schadenersatz in Geld). For the purpose of determining the compensation of the Purchaser or the Target in cash in accordance with this Section 11 only (but not for compensation in any other cases), the Purchaser's evaluation of the Target and its respective business including the underlying evaluation methods applied by the Purchaser shall not be taken into account when determining the amount of the actual losses and the Purchaser shall not be entitled to claim damages by applying any multiples (e.g. an EBIT multiple applied by the Purchaser in connection with its calculation of the Purchase Price) and the Sellers shall for purposes of this compensation in cash in accordance with this Section 11 not be liable for any internal administration or overhead costs (Ersatz vergeblicher Aufwendungen), loss of profits (entgangener Gewinn), lost business opportunities and any value reduction (due to, for example, lost earnings or decreased cash flow). The amount of the actual losses and damages so determined shall be referred to as “Damages”).
11.2 Any payment made to Purchaser under Section 11.1 shall be considered an adjustment of the Purchase Price.
12 Limitations of Sellers’ Liability, W&I Insurance
12.1 Purchaser shall not be entitled to bring any Claims for Breach, and the Sellers shall not be liable respectively, if, and to the extent that, the Damages cause by such Claim or claim
12.1.1 are caused, partially caused or participated in causing (mitverursacht) by Purchaser (including persons attributable to it within the meaning of Section 278 BGB or, after Closing, Target (including persons attributable to it within the meaning of Section 278 BGB) within the meaning of Section 254 (1) BGB acting culpably or has failed to comply with its duty to mitigate damages resulting therefrom pursuant to Section 254 (2) BGB; or
12.1.2 are covered by an enforceable claim of Purchaser or Target or has been recovered (i) applying the care of a prudent business man (mit der Sorgfalt eines ordentlichen Kaufmanns) from a third party or (ii) under an insurance policy of Target or Purchaser (for the avoidance of doubt, other than the W&I Insurance); or
12.1.3 have been taken into account as (i) Debt or (ii) any provision (Rückstellung), or depreciation (Abschreibung), or exceptional depreciation (außerplanmäßige Abschreibung) or liability in the Financial Statements provided such provision, depreciation, exceptional depreciation or liabilities specifically and individually reflects the matter and will be fully and finally released upon realization of the respective loss; or
12.1.4 result from or are increased by the passing of, or any change in, after the Closing Date, any law, statute or regulation including any increase in the rates of any taxes or any imposition of any taxes or any withdrawal or relief from any taxes enacted after the Closing Date; or
12.1.5 are compensated by any present benefits or advantages of Target or Purchaser (Vorteilsanrechnung); or
12.1.6 its underlying facts were actually known (positive Kenntnis) by Purchaser or could have been known by it as a result of Fair Disclosure.

12.2 Irrespective of any language used in this Section 12 to the contrary, the Seller shall have the burden of demonstration and proof for the matters addressed in Section 12.1 to the extent that these matters exist in, or in case of Section 12.1.4 to the extent they affect, its sphere and the respective Purchaser shall have the burden of demonstration and proof for the matters addressed in this Section 12 to the extent that these matter exist in, or in case of Section 12.1.4 to the extent they affect, the sphere of the Purchaser.
12.3 Caps
12.3.1     The aggregate liability of all Sellers for all claims for Breach and for claims under Section 14 (Tax Indemnity) (but, unless otherwise provided for in the Agreement, not for any other claims under this Agreement) shall be limited to an aggregate maximum amount of EUR 1.00 (in words: Euro one) ("Cap"), provided, however, that
a) the Cap shall not apply to Breaches of Title Warranties contained in Section 10.1 through, and including, Section 10.2, for which the liability of each Seller shall not be limited, provided, that the overall liability of each Seller or any claims of the Purchaser arising out of Breaches of Title Warranties shall in no event exceed the respective amount of consideration actually received by such Seller; and
b) the Cap shall not apply to Uninsured Warranties, for which (i) only the Business Guarantors shall be held liable, and (ii) the overall liability of the Business Guarantors shall be limited to the Holdback Amount and the liability of the Business Guarantors shall be limited to an aggregate maximum amount of 30% (in words: thirty percent) of the Purchase Price and all Manager Equity Considerations having been paid, issued or granted under this Agreement, provided, that the aggregate liability of each Business Guarantor shall be limited to the amount of consideration it has actually received under this Agreement (including the respective Manager Equity Consideration).
12.3.2 Without prejudice to Section 12.3.1, the aggregate liability of each Seller under this Agreement for any claim other than a Breach, e.g. any liability under Section 8 (Pre Closing Covenants) in any event shall not exceed the amount of the Purchase Price such Seller has actually received under this Agreement. Sellers shall only be several debtors (Teilschuldner) pro rata to the Sold Shares with regard to such claims and such claims shall be time-barred two months following the establishment of the Target’s annual financial statements for the fiscal year 2021, however on October 31, 2022 the latest (except for claims under Section 14 (Tax Indemnity) for which solely Section 14.7 shall apply; provided however, that only the Business Guarantors shall be liable for claims under Section 14 (Tax Indemnity)).
12.4 De Minimis / Exemption Amount (Freigrenze)
12.4.1 A Business Guarantor shall only be liable for any claim for breach of Business Warranties or an Uninsured Warranty (i) where the individual claim is more than EUR 5,000.00 (in words: five thousand) ("De Minimis Amount"), and (ii) where the aggregate amount of individual claims exceeding the De Minimis Amount is more than EUR 23,500.00 (in words: twenty-three thousand five hundred) ("Threshold"). If the Threshold is exceeded, the entire amount of claims exceeding in each individual case the De Minimis Amount can be claimed (Freigrenze) ("Exemption Amount").
12.5 Exclusive Remedies
Sellers, Managers and Purchaser agree that the remedies the Purchaser may have against Sellers for a Breach are exclusively governed by the Agreement. Therefore, except for the rights of Purchaser under Section 11, (a) any right of Purchaser to rescind (kündigen, zurücktreten, rückabwickeln) the Agreement or to require the winding up of the Transaction (inter alia, by way of “Schadenersatz statt der ganzen Leistung”); (b) any claims for breach of pre-

contractual obligations (culpa in contrahendo), including claims arising under §§ 241 (2), 311 (2) and (3) BGB or ancillary obligations (positive Forderungsverletzung), including claims arising under §§ 280 and 282 BGB; (c) any claims under the principle of frustration of contract pursuant to § 313 BGB (Störung der Geschäftsgrundlage); (d) all remedies of Purchaser for defects under §§ 437 through 441 BGB; and (e) any and all other statutory rights and remedies of Purchaser, if any, are, to the extent legally permissible, hereby excluded and waived.
12.6 All claims of Purchaser for Breach shall be time-barred (verjähren) twenty-four (24) months after the Closing Date with the exception of (i) any claims based on a Breach of a Title Warranty, for which the limitation period shall be sixty (60) months after the Closing Date, and (ii) any claims under Section 10.22 (Taxes), for which Section 14.7 shall apply accordingly;
12.7 The limitation of the liability of a Seller under the Agreement (including, for the avoidance of doubt, the limitations by Section 12.3 and 12.6) shall not apply to claims of Purchaser against the respective Seller based on wilful deceit/fraud (arglistige Täuschung) or other intentional conduct (Vorsatz).
12.8 Purchaser intends to take out warranty and indemnity insurance under an insurance policy ("W&I Insurance") to cover the economic riks of a Breach of Business Warranties (other than an Uninsured Warranty) as well as claims under Section 14 (Tax Indemnity). Purchaser and the Business Guarantors agree that it is in the sole sphere, responsibility, and risk of Purchaser, to obtain and retain W&I Insurance satisfactory to the Purchaser. The Purchaser and the Business Guarantors agree that, notwithstanding any other provision of this Agreement, and regardless as to whether the Purchaser acutally obtains W&I Insurance,
12.8.1 in the event of a breach of a Business Warranty (other than an Uninsured Warranty) and/or in case of a claim under Section 14 (Tax Indemnity), the Purchaser will not be entitled to claim, and will not claim, any damages from any of the Business Guarantors under this Agreement and in such case it will seek recovery for Damages only under the W&I Insurance; for the avoidance of doubt, in case the Purchaser has not been able to retain a W&I Insurance or will not retain a W&I Insurance going forward, no further remedy for a breach of a Business Warranty (other than an Uninsured Warranty) and/or a claim under Section 14 (Tax Indemnity), exceeding the Cap shall apply; and
12.8.2 the costs for the W&I Insurance, if any, shall be borne by the Purchaser and the Sellers at a ratio of 50:50, whereby Purchaser shall provide Sellers’ Representative with a proper invoice of such costs of the W&I Insurance and be entitled to deduct such amount not exceeding EUR 63,025.21 from the Estimated Cash Purchase Price.
12.8.3 The Purchaser shall ensure that the insurer providing for the W&I Insurance is not entitled to exercise rights of subrogation (or assignment) against the Business Guarantors. The Purchaser shall indemnify the Business Guarantors from any recourse the insurer providing for the W&I Insurance may seek against the Business Guarantors.
12.8.4 For the avoidance of doubt, none of the limitations and exclusions provided for the benefit of the Business Guarantors under Sections 12.8.1 and 12.8.3 above shall apply in case the underlying Breach of a Business Guarantee and/or claim under the Tax Indemnity is based on wilful deceit/fraud (arglistige Täuschung) or other intentional conduct (Vorsatz) by any Seller or Manager.
13 Third Party Claims
13.1 Purchaser shall notify Sellers’ Representative in writing without undue delay of any claim, suit, action, or proceeding brought by a third party (other than any Taxing Authority) against Target and in respect of which Purchaser may have any claims against any Seller (“Third Party Claim”). The failure to give such prompt written notice shall not, however, relieve any Seller of its indemnification obligations, except and only to the extent that such Seller forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced. Such notice by Purchaser to the Seller’s Representative Party shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained.
13.2 At Sellers’ Representative’s written request, Purchaser shall procure that Target will (a) make available to Sellers’ Representative all information and copies of all documents substantiating or relating to the Third Party Claim; and (b) consider any relevant information provided by Sellers’ Representative’s to Purchaser in its negotiations and correspondence with respect to the Third Party Claim.
13.3 Sellers shall fully cooperate with Purchaser and Target in the defence of any Third Party Claim and provide Purchaser, Target and their advisors access to all relevant business records and documents during normal business hours (including the possibility to make copies thereof).
13.4 Purchaser shall not, and it shall procure that Target shall not respectively, admit liability with respect to, or settle, compromise or discharge a Third Party Claim without giving the Sellers written notice of such intention to do so, and obtain the prior written consent of the Sellers, which shall not be unreasonably withheld, conditioned or delayed, before admitting liability with respect to, or settling, compromising or discharging a claim, if, pursuant to or as a result of such action, injunctive or other equitable relief (which is not satisfied through a monetary payment) will be imposed against the Sellers or if such settlement, compromise or discharge does not expressly and unconditionally release the Sellers from all liabilities and obligations with respect to such claim, without prejudice.
14 Tax Indemnity
14.1 Definitions
14.1.1 “Indemnifiable Tax” shall mean any Taxes imposed on or payable by the Target and relating to the time period (Zeitraum) prior to and including the Effective Date or resulting from actions taken on or prior to the Effective Date, including any ancillary charges, penalties and fines imposed on or in relation to such Taxes even if they relate to a time period beginning after the Effective Date.
14.1.2 “Tax” or “Taxes” shall mean (i) any taxes (Steuern) and auxiliary levies (steuerliche Nebenleistungen) within the meaning of § 3 of the German Tax Code (Abgabenordnung) and equivalent taxes and levies under the laws of any other jurisdiction (including any withholding of amounts paid to or by any person), (ii) any other levies or duties (Abgaben) under German or foreign law, including but not limited to customs duties, (iii) social security contributions (Sozialversicherungsbeiträge), (iv) administrative fines, (v) any contractual or secondary liability (Vertrags- oder Haftungsschuld) for any of the aforementioned items, and (iv) in each case including surcharges for overdue payments, interest, penalties and/or other additions thereto.
14.1.3 “Tax Benefit” shall mean any actual Tax benefit of the Target resulting from the lengthening of any amortization or depreciation periods, higher depreciation allowances, a step-up in the Tax basis of assets, the non-recognition of liabilities or accruals (Phasenverschiebung) or higher tax deductions for tax periods beginning after the Effective Date, it being understood that the net present value of a Tax Benefit shall be calculated on the basis of (i) the Tax rate applicable in the year in which the respective Tax Benefit arises, and (ii) an applied discount factor of five point five (5.5) per cent p.a.
14.1.4 “Tax Refund” shall mean any refund of Tax (in cash or cash equivalent, such as set-off) received by the Target after the Effective Date if and to the extent that such Tax refund (x) is attributable to a period prior to the Effective Date, (y) exceeds any connected Tax liabilities and (z) exceeds any claim for a Tax refund which is recognised in the Binding Closing Date Financial Statements, save to the extent that such Tax refund is due to (i) the availability of a Tax refund arising on or after the Effective Date or (ii) any action taken after the Closing Date.
14.1.5 “Taxing Authority” shall mean any Governmental Authority in charge of imposing or collecting any Tax
14.2 Tax Indemnification
The Business Guarantors shall pay to the Purchaser an amount equal to any Indemnifiable Tax (the “Tax Indemnification Claim”), provided that the Business Guarantors shall not be liable vis-à-vis the Purchaser (and the Tax Indemnification Claim shall be reduced accordingly) if and to the extent:
14.2.1 the respective Tax has been paid until the Effective Date; or
14.2.2 a specific liability (Verbindlichkeit) or provision (Rückstellung) for the respective Tax is included in the Binding Closing Date Financial Statements and has reduced the Purchase Price;
14.2.3 the respective Tax arises or is increased as a result of any change in the accounting and taxation principles or practices of Target and/or Purchaser (also on a consolidated basis) (including methods of submitting tax returns) introduced after the Effective Date, unless mandatorily required under Applicable Law including all provisions of local GAAP;
14.2.4 the respective Tax arises or is increased as a result of an act or a transaction carried out by Target and/or the Purchaser after the Effective Date (including a change in the exercise of any tax election right, an amendment of any tax return relating to a Tax period prior to the Effective Date, an approval or implementation of any reorganization or similar measure or a sale of any asset) other than in the ordinary course of the Business or unless otherwise provided for or required by Applicable Law;
14.2.5 the respective amount of such Tax has been recovered under any relevant statutory provision (for the avoidance of doubt this shall not include any contractual claims) from third parties other than any regional, national or other Taxing Authority.
14.3 For the purpose of the allocation of Taxes the following applies: With respect to Taxes of the Target which relate to Tax periods beginning prior to or on the Effective Date, but ending after the Effective Date, the amount of Tax attributable to time periods up to and including the Effective Date shall be the amount of Tax for which the Target would be liable, if the respective Tax assessment or Tax collection period would have ended on the Effective Date (as if assessment). To the extent that income, profit or turnover are resulting from business transactions prior to or on the Effective Date, this income, profit or turnover shall be attributable to the time periods prior to the Effective Date; to the extent that they are resulting from business transactions after the Effective Date, this income, profit or turnover shall be attributable to the time periods after the Effective Date. In computing the liability of the Sellers pursuant to this Section 14 in respect of Taxes, Seller shall be entitled to offset all applicable Tax Refunds and Tax Benefits directly relating to, and proportionate to, that part of period (for Tax purposes).
14.4 Any claim of the Purchaser under this Section 14 shall become due ten (10) Business Days before the date on which the Indemnifiable Tax becomes due and payable.
14.5 Cooperation regarding Tax Matters
Purchaser, Managers and Sellers shall fully cooperate in any Tax matters relating to periods ending prior to or on the Effective Date, it being understood that the Purchaser shall not be obliged to do anything which could jeopardize its claims under the W&I Insurance. Such cooperation shall include, without limitation, providing or making available to each of the Sellers and each of the Managers by the Purchaser and the Target, upon proper instruction by Purchaser, all relevant books, records and documentation unless not permitted by Applicable Law. For the avoidance of doubt Purchaser’s obligation to cooperate with Sellers shall not constitute any limitation for Purchaser to furnish any information related to Target or to make any filings with any Taxing Authority or to determine the content of any filings with any Taxing Authority or to remedy any Tax assessment each in its sole discretion. The Purchaser shall procure that it or the Target retains all returns and schedules and all material records or other material documents in its possession relating to tax matters of the Target for the taxable periods ending on or before the Effective Date, until the lapse of the compulsory period of record-keeping.
14.6 Tax Audits and Contests
Purchaser shall cause the Target to the extent legally possible to inform Sellers (via Sellers’ Representative) in a timely manner of all tax assessments and notices of tax audits or other proceedings which may give raise to a claim of Purchaser under Section 14.2. In particular, the Purchaser shall cause the Target to notify the Sellers (via Sellers’ Representative) without undue delay (but in no event later than fourteen (14) Business Days) of any tax audit relating to periods (for Tax purposes) ending on or before the Effective Date after the Purchaser or the Target have received the relevant information from the tax authority in writing. Purchaser shall cause the Target to the extent legally possible to provide Seller (via Sellers’ Representative) without undue delay (but in no event later than fourteen (14) Business Days) with all relevant documents and other information reasonably and expressly requested and required by Sellers to evaluate the tax assessments or tax audits and the potential liability of Sellers in connection therewith. If and to the extent that tax audits of the Target relate to Taxes for which the Sellers may be liable under Section 14.2, Sellers shall be given at their request the opportunity to participate, at the Sellers’ expense, in such tax audits and to comment or discuss with Purchaser any and all issues in relation to such tax audits and to propose measures to take or to omit in connection with such tax audit. The Purchaser shall cause the Target to the extent legally possible to carefully consider any such proposal of Sellers’ counsel, accountant or auditor and not to unreasonably reject such proposal.
14.7 All claims of Purchaser against Sellers arising out of or in connection with this Section 14 shall become time-barred 6 (in words: six) months following the date the assessment of the respective Tax became finally and legally binding (formell und materiell bestandskräftig).
14.8 Any payment made under this Section 14 shall be considered as an adjustment of the Purchase Price, and, to the extent permitted by Applicable Law, are to be treated as such adjustments by the Parties, including for tax purposes.
14.9 Unless otherwise provided for in this Agreement, all rights and obligations of the Parties with regard to Taxes shall only be governed by this Section 14.
15 Further Indemnities
15.1 The Business Guarantors shall jointly and severally (als Gesamtschuldner) fully indemnify (freistellen) and hold harmless (schadlos halten) Target from and against
a) any and all liability towards and claims of any VESOP-Beneficiary, whether or not they have been disclosed to Purchaser as VESOP-Beneficiaries prior to the signing of this Agreement, under the VESOP or any other share options (including virtual share option) schemes or other incentive schemes with respect to any equity instruments for Target, if and to the extent exceeding the VESOP-Compensation that has been taken into account in the calculation of the Purchase Price pursuant to Section 4.1.4, including, for the avoidance of doubt, claims relating to Tax, in particular social security contributions (including surcharges), for which the Target is liable due to or in connection with such exceeding payments of VESOP-Compensation, whether or not such claims arise prior to, on or after the Closing, but have their legal basis in the time prior to Closing or due to or in connection with the Transaction. For the avoidance of doubt, any non-compliance of Purchaser with its obligations set forth in Sec. 17.2 shall not trigger any indemnity obligation of the Business Guarantors under this Sec. 15.1a).
b) any fines or penalties imposed by competent data protection authorities or claims and damaged by providers of Personal Information based on the (potential) breaches or violations of Privacy Laws because of an incompliant export of personal data according to Chapter 5 of the GDPR as well as violations within the field of employee privacy, in particular § 26 BDSG.
15.2 With regard to all claims of Purchaser against the Business Guarantors arising out of or in connection with Section 15.1b), Section 12.3.1b) shall apply.
16 Guarantees of Purchaser and Purchaser’s Guarantor and Covenants
16.1 Each of Purchaser and Purchaser’s Guarantor hereby represent and warrant to the Sellers and the Managers as follows, as of the Signing Date and the Closing Date:
16.1.1 Existence and Authorization of Purchaser
a) The Purchaser is duly incorporated and validly existing under the laws of England&Wales and has all requisite corporate power and authority to own its assets and to carry out its business.
b) The execution and performance by the Purchaser of this Agreement and the consummation of the transaction contemplated hereby are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action on part of the Purchaser.
c) The execution and performance by the Purchaser of this Agreement and the consummation of the transaction contemplated herein do not (i) violate the articles of association or by-laws of the Purchaser or (ii) violate any applicable law, regulation, judgment, injunction or order binding on the Purchaser, and (iii) there is no action, law suit, investigation or proceeding pending against, or to the knowledge of the Purchaser threatened against the Purchaser before any court, arbitration panel or governmental authority which in any manner challenges or seeks to prevent, alter or delay the transaction contemplated herein.
d) No bankruptcy or insolvency proceedings are pending with respect to the Purchaser.
16.1.2 Existence and Authorization of Purchaser’s Guarantor
a) The Purchaser’s Guarantor is duly incorporated and validly existing under the laws of Delaware and has all requisite corporate power and authority to own its assets and to carry out its business.
b) The execution and performance by the Purchaser’s Guarantor of this Agreement and the consummation of the transaction contemplated hereby are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action on part of the Purchaser’s Guarantor.
c) The execution and performance by the Purchaser’s Guarantor of this Agreement and the consummation of the transaction contemplated herein do not (i) violate the articles of association or by-laws of the Purchaser’s Guarantor or (ii) violate any applicable law, regulation, judgment, injunction or order binding on the Purchaser’s Guarantor, and (iii) there is no action, law suit, investigation or proceeding pending against, or to the knowledge of the Purchaser’s Guarantor threatened against, the Purchaser’s Guarantor before any court, arbitration panel or governmental authority which in any manner challenges or seeks to prevent, alter or delay the transaction contemplated herein.
d) No bankruptcy or insolvency proceedings are pending with respect to the Purchaser’s Guarantor.
16.2 Awareness of Inaccuracy
The Purchaser confirms that as of date of this Agreement it is not aware of the inaccuracy of any of the statements in Section 10 above.
16.3 Specific Indemnifications
16.3.1 In the event that the Purchaser and/or Purchaser’s Guarantor are in breach of any guarantee pursuant to this Section 16 and/or any obligations in connection with Section 7.3.1b), including any adverse tax effects for a Seller as a result of the disproportionate obligation of Sellers 1 to 3 regarding the Pre-Closing Contribution Payment, the Purchaser or Purchaser’s Guarantor respectively shall indemnify and hold harmless the Sellers and/or Managers, as the case may be, from any damages incurred by the Sellers and/or Managers. All claims of the Sellers and/or Managers arising under this Section 16 shall be time-barred five (5) years after the Effective Date.
16.3.2 The Purchaser and Seller 1 through, and including, Seller 3 herewith agree that subject to the occurrence of Closing, Purchaser takes over all obligations Seller 1 through, and including, Seller 3 have undertaken under and in accordance with the shareholders’ resolution on the Pre-Closing Contribution Payment as provided for under Section 7.3.1b) by way of a discharge of debt (befreiende Schuldübernahme).
16.3.3 The Purchaser and Sellers agree that subject to the termination of the SPA by the Purchaser without the occurrence of Closing, the Purchaser shall fully indemnify and hold harmless all Sellers from and against all damages (including adverse tax effects) resulting from the shareholders’ resolution on the Pre-Closing Contribution Payment as provided for under Section 7.3.1b) provided, however, that the limitations set forth in Sections 12.1.1 and 12.1.5 shall apply mutatis mutandis to the indemnification claim of Sellers.
16.3.4 The Purchaser and Seller 1 through, and including, Seller 3 agree that subject to the termination of the SPA by the Sellers and the Managers without the occurrence of Closing, the Purchaser shall not be obliged to indemnify any other Party from or against any damages or losses resulting from the shareholders’ resolution on the Pre-Closing Contribution Payment as provided for under Section 7.3.1b).
16.4 Joint and several liability of Purchaser’s Guarantor
Purchaser’s Guarantor shall be jointly and severally liable (gesamtschuldnerisch haften) with Purchaser for any rights and claims any Party may have against Purchaser under, or in connection with this Agreement and the transactions contemplated herein.
17 Post-Closing Covenants
17.1 Key Employees Equity Consideration
17.1.1 Immediately after Closing the Purchaser shall approve the issuance of the Key Employees Equity Consideration to the Key Employees.
17.1.2 For clarification purposes only, this Section 17.1 shall not be construed in such way that any party other than the Parties to this Agreement may raise any claims under or with regard to or in connection with the Key

Employees Equity Consideration and its contents shall only become binding on the Parties to this Agreement (kein Vertrag zugunsten Dritter).
17.2 VESOP-Compensation
Immediately after Closing, but in any event in accordance with any periods provided for under the VESOP-Settlement Agreements, the Purchaser shall pay an amount equal to the VESOP-Compensation that has been taken into account in the calculation of the Purchase Price pursuant to Section 4.1.4 to the Target, and shall procure that Target (i) pays the VESOP-Compensation (net of any Taxes) to the respective VESOP-Beneficiaries and (ii) pays all Taxes withheld from the VESOP-Compensation of the VESOP-Beneficiaries to the competent tax authorities when due (irrespective the date of Closing).
17.3 Post-Closing Cooperation
17.3.1 To the extent any information is required by any securities regulator (including any stock exchange) in connection with the filing by Purchaser or any of its Affiliates of public disclosure documents (including any offering documents), including the preparation of interim financial statements and pro forma financial statements reflecting the acquisition of the Target, from the date of this document and continuing for a period of one year from the Completion Date, the Sellers will, or will cause their Affiliates to, use commercially reasonable efforts to provide the Purchaser or any of its Affiliates and their authorized representatives (including auditors) with reasonable access to any financial information of the Sellers or any Affiliates thereof relating to the Business and with reasonable access to any personnel and representatives (including legal counsel, consultants and accountants) of the Sellers and their Affiliates (that have knowledge of the Business) during normal business hours (“Securities Financial Information”).
17.3.2 The Sellers will use commercially reasonable efforts to provide access to the Securities Financial Information to assist Purchaser or any of its Affiliates and their authorized representatives (including auditors) to prepare any such financial statements (but Sellers, their Affiliates and their personnel and representatives will have no liability for the Securities Financial Information).
17.3.3 The Sellers will use commercially reasonable efforts to properly maintain all books, records and documentation of Target even if they are not related to Taxes.
17.4 Non-Compete
From the Closing Date until the 2nd (in words: second) anniversary of the Closing Date, Seller 1 through, and including, Seller 3 as well as all Managers shall not, without the prior written consent of Purchaser, directly or indirectly (including via a Related Party) engage in Competing Business of Target in such a manner and geography as Target carries out or plans to carry out its Business at the Signing Date and the Closing Date. This obligation shall include, without limitation, that the Seller 1 through, and including, Seller 3 and the Managers shall not
17.4.1 serve for a direct or indirect competitor as a director, officer, employee, consultant, contractor, advisor or otherwise;
17.4.2 hold, directly or indirectly, any interests in a competitor, except for shares of up to 5% (in words: five percent) of the share capital of any on a stock exchange listed public corporation for purposes of a purely passive financial investment (i.e., without any possibility to influence the operations of such corporation, including any veto rights or other consent requirements).
“Competing Business” shall mean any kind of engagement in the Business. in the territory in which the Company operates at the Closing Date.

17.5 Non-Solicitation
From the Closing Date until the 3rd (in words: third) anniversary of the Closing Date, none of the Sellers shall, directly or indirectly (including via a Related Party) solicit or entice away from Target, or offer employment to, any person who at such time is a managing director, officer or Employee of Target. A violation of sentence 1 shall not be deemed to have occurred in case of hiring based on general advertisements or head hunter searches not directed at the persons set out in sentence 1.
17.6 Contractual Penalty
In the event of any breach of the non-compete or non-solicitation covenants set forth in Section 17.4 or Section 17.5, respectively, the breaching Seller shall pay to Purchaser, or at Purchasers' sole discretion to Target, a contractual penalty for each violation in the amount of EUR 350,000.00 (in words: Euro three hundred fifty thousand). In the event of a continuing violation, and if Purchaser has previously notified the breaching Seller of the violation, the breaching Seller shall pay a further contractual penalty in the amount of EUR 650,000.00 (in words: Euro six hundred fifty thousand) for each additional month that the violation continues.
18 Restrictions on Transfers
No Party shall, in whole or in part, dispose of (verfügen) any claims (including future or contingent claims) arising out of or in connection with the Agreement by way of transfer, encumbrance or otherwise without the prior written consent of the other Parties, except to Affiliates or if the transfer results from a corporate reorganization by Purchaser.
19 Public Announcements
19.1 No press release or other announcement in connection with the existence or the subject matter of the Agreement shall be made or issued by any of the Parties without the prior written consent of the Purchaser.
19.2 Section 19.1 shall not affect any announcement if, and to the extent, required by Applicable Law or any regulatory body or by the rules of any recognized stock exchange on which the shares of a Party are listed.
20 Confidentiality
20.1 (“Confidential Information”) shall mean the content of this Agreement and any information created, transferred, recorded or employed as part of, or otherwise resulting from any activities undertaken pursuant to, this Agreement. Any Confidential Information shall not be disclosed by Sellers or - until Closing - by Purchaser to a third party or published unless (i) required by Applicable Law, rules or regulations or requested by a court, a Governmental Authority or a regulatory body, (ii) the receiving Party is bound to secrecy by statutory law, (iii) the receiving party is a (managing) director, officer or employee of a Party or of an Affiliate of the Parties whose function requires him or her to have such information or documents, subject to the condition that the Party making the disclosure procures that those persons treat the disclosed as confidential, (iv) the receiving party is a professional advisor, and/or (v) the Parties have mutually agreed otherwise in writing or via email.
20.2 However, the obligation pursuant to Section 20.1 shall not apply to information and documents that are (i) proven to have been (or have become) generally available (public domain) without breach of any obligation of the receiving Party; (ii) known to the receiving Party prior to the disclosure; (iii) independently developed by the receiving Party; or (iv) received by the receiving Party from a third party without any violation of any obligation of such third party owed to the disclosing Party.
21 Notices to the Parties
21.1 Notice
Any notice or other communication in connection with the Agreement (“Notice”) shall be
21.1.1 in the English language (provided, however, that the Parties shall be entitled to submit written evidence in the German language); and
21.1.2 in writing delivered by hand, registered post or by courier using an internationally recognized courier company.
21.2 Notice to Sellers
Any Notice to a Seller shall be sent to Sellers’ Representative at the following address (with a courtesy copy upfront via email), or such other person or address or email as Sellers’ Representative may notify in due course to the other Parties from time to time:
Recipient:     Main Incubator GmbH
Attention:     Matthias Lais
Address:     Mainzer Landstraße 33a, 60329 Frankfurt/Main
Email:     matthias.lais@main-incubator.com,
with a courtesy copy to
Recipient:     Röhrborn LLP Rechtsanwälte
Attention:     Dr. Christian Sirch
Address:     Destouchesstr. 4, 80803 Munich, Germany
Email:     christian.sirch@roehrborn.com
21.3 Notice to Purchaser
Any Notice to Purchaser shall be sent to the following address (with a courtesy copy up-front via email), or such other person or address or email as Purchaser may notify in due course to Sellers’ Representative from time to time:
Recipient:     Appian Europe
Attention:     Christopher Winters, General Counsel
Address:     7950 Jones Brach Drive, McLean, VA 22102, United States
Email:     chris.winters@appian.com
with a courtesy copy to
Recipient:     Osborne Clarke
Attention:     Robin Eyben
Address:     Schinkelplatz 5, 10117 Berlin, Germany

Email:     robin.eyben@osborneclarke.com
22 Costs
Except as otherwise provided for in the Agreement, each Party shall bear all costs incurred by such Party in connection with the preparation, negotiation and execution of the Agreement and the consummation of the Transaction, provided, however, that all costs incurred by the Company will be borne by the Sellers, and only to the extent permissible from a legal and tax perspective, by the Company. All notarial fees and all registration costs that are payable as a result of the Transaction shall be borne the Sellers and shall be invoiced to the Paying Agent
23 Final Provisions
23.1 Governing Law
The Parties agreethat the Agreement is governed by and construed in accordance with the laws of the Federal Republic of Germany excluding conflict of laws rules and the UN Convention on Contracts for the International Sale of Goods (CISG).
23.2 Disputes
23.2.1 All and any disputes or differences arising out of or in connection with the Agreement, or its breach, termination or validity shall be resolved and finally settled by arbitration in accordance with the Rules of Arbitration of the German Institution of Arbitration e.V. without recourse to the ordinary courts of law.
23.2.2 The place of arbitration shall be Berlin, Germany. The arbitration proceedings shall be conducted in the English language provided that written evidence may be provided in the German language. The arbitral tribunal shall be composed of three arbitrators.
23.3 Interest and Calculation of Interest
Any payments due under the Agreement shall bear interest from, and including, the respective due date to, but not including, the date of actual payment at the rate of 3% (in words: three percent) p.a. Interest payable under any provision of the Agreement shall be calculated on the basis of actual days elapsed divided by 360.
23.4 Exclusion of Set-off and Retention Rights
Unless otherwise provided for in the Agreement, no Party shall be entitled to set-off (Aufrechnung) or retention (Zurückbehaltung) with respect to any rights or claims under the Agreement, unless the right or claim of the relevant Party has been acknowledged in text-form by the respective other Party/ies or has been confirmed by a final decision of a competent court or arbitration court.
23.5 Form of Amendments
Any amendment, modification or termination of the Agreement, including this Section 23.5, shall be valid only if made in writing (Schriftform), except where a stricter form (e.g. notarization) is required under Applicable Law. Any waiver, permit, consent and approval under the Agreement must be made expressly and in writing.
23.6 Invalid Provisions

Should any provision of the Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. It is the express intention of the Parties to exclude the applicability of § 139 BGB. The Parties shall replace any such invalid, ineffective or unenforceable provision by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply to all necessary changes to any gap in the Agreement.
23.7 Entire Agreement
The Agreement constitutes the entire agreement among and between the Parties with respect to the subject matter of the Agreement and shall replace any negotiations and understandings, oral or written, (including the letter of intent dated May 22, 2021 and amendment thereto dated July 1, 2021) heretofore made between the Parties or any of them with respect to the subject matter of the Agreement. Side agreements to the Agreement do not exist.
23.8 Third Party Beneficiaries
23.8.1 (i) Nothing in the Agreement is intended to operate for the benefit of any third party, or shall create for or grant any third party any rights whatsoever, as a third party beneficiary or otherwise; (ii) no third party is entitled to rely on any of the representations, warranties, covenants or agreements contained in the Agreement; and (iii) no Party hereto shall incur any liability or obligation to any third party because of any reliance by such third party on any representation, warranty, covenant or agreement in the Agreement.
23.8.2 Wherever according to the Agreement Target shall be indemnified by Sellers, Target shall be entitled to bring any claim for indemnification against Sellers (echter Vertrag zugunsten Dritter / Vertrag mit Schutzwirkung zugunsten Dritter).
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